Exhibit 99.2

Vertis, Inc. and
Subsidiaries

Consolidated Financial Statements as of
December 31, 2011 and 2010 (Successor) and for the
Years Ended December 31, 2011 (Successor), 2010
and 2009 (Predecessor), and Independent Auditors'
Report

VERTIS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS' REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR) AND FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Stockholder's Equity	4

Consolidated Statements of Cash Flows	5–6

Notes to Consolidated Financial Statements	7–35

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of
Vertis, Inc. and Subsidiaries
Baltimore, Maryland

We have audited the accompanying consolidated balance sheets of Vertis, Inc. and subsidiaries (the “Company”), a wholly owned subsidiary of Vertis Holdings, Inc., as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years ended December 31, 2011 (Successor Company operations) and 2010 and 2009 (Predecessor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the financial statements, on December 16, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on December 20, 2010. Accordingly, the accompanying financial statements have been prepared in conformity with Accounting Standards Codification 852, Reorganizations, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 4 to the financial statements.

In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2010 and the results of its operations and cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the Predecessor Company's results of operations and cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's ability to satisfy certain of its forbearance covenants raised substantial doubt about its ability to continue as a going concern. The Company was ultimately acquired by an unrelated entity on January 16, 2013. The consolidated financial statements do not include any adjustments as a result of this uncertainty or the acquisition on January 16, 2013.

/s/ Deloitte & Touche LLP

Baltimore, Maryland
April 12, 2012
(March 4, 2013 as to Note 3 and the reclassification of 2009 discontinued operations as described in Note 6)

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010 (SUCCESSOR)
(In thousands, except per share amounts)

	Successor
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$125	$2,424
Accounts receivable – net	148,381	169,452
Inventories – net	43,581	43,775
Deferred income taxes	16,922	19,858
Maintenance parts	15,313	13,107
Prepaid expenses and other current assets	6,304	7,745
Current assets held for sale	2,558	9,415
Total current assets	233,184	265,776

PROPERTY, PLANT AND EQUIPMENT – Net	382,051	475,564
GOODWILL		205,561
OTHER INTANGIBLE ASSETS – Net	240,909	227,966
DEFERRED FINANCING COSTS	19,526	24,390
OTHER ASSETS	9,545	10,951
LONG-TERM ASSETS HELD FOR SALE		19,091
TOTAL ASSETS	$885,215	$1,229,299

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$150,813	$128,664
Compensation and benefits payable	33,751	38,977
Accrued interest	11,535	167
Current portion of long-term debt	378,806	26,314
Other current liabilities	24,814	32,275
Current liabilities held for sale		668
Total current liabilities	599,719	227,065

DUE (FROM) TO PARENT	(326)	94
LONG-TERM DEBT	439	401,070
DEFERRED INCOME TAXES	114,102	158,160
OTHER LONG-TERM LIABILITIES	97,855	87,149
LONG TERM LIABILITIES HELD FOR SALE		4,816
Total liabilities	811,789	878,354

STOCKHOLDER'S EQUITY:
Common stock – authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	350,945	350,945
Accumulated deficit	(262,736)
Accumulated other comprehensive loss	(14,783)
Total stockholder's equity	73,426	350,945

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$885,215	$1,229,299

See notes to consolidated financial statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)
(In thousands)

	Successor	Predecessor
	2011	2010	2009

REVENUE	$1,188,247	$1,213,958	$1,309,378

OPERATING EXPENSES:
Costs of production	971,347	989,644	1,031,258
Selling, general and administrative	114,630	112,862	133,040
Goodwill impairment charge	214,137	307,170
Long-lived asset impairment charges	32,630	53,337	6,186
Restructuring charges	14,307	14,731	11,928
Depreciation and amortization	71,735	97,400	123,555
Total operating expenses	1,418,786	1,575,144	1,305,967

OPERATING (LOSS) INCOME	(230,539)	(361,186)	3,411

OTHER EXPENSES:
Interest expense – net	60,114	184,816	182,344
Other – net		86	(51)
Total other expenses	60,114	184,902	182,293

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS – NET AND INCOME TAX BENEFIT	(290,653)	(546,088)	(178,882)

REORGANIZATION ITEMS – NET	489	(597,869)	(1,852)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT	(291,142)	51,781	(177,030)

INCOME TAX BENEFIT	(37,352)	(44,661)	(67,856)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(253,790)	96,442	(109,174)

DISCONTINUED OPERATIONS:
(Loss) gain from discontinued operations	(8,946)	(1,709)	1,126

NET (LOSS) INCOME	$(262,736)	$94,733	$(108,048)

See notes to consolidated financial statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)
(In thousands)

	Shares	Common Stock	Contributed Capital	Accumulated (Deficit) Equity	Accumulated Other Comprehensive (Loss) Income	Total
BALANCE – January 1, 2009 (Predecessor)	1	$—	$190,658	$(27,278)	$(12,627)	$150,753
Net loss				(108,048)		(108,048)
Currency translation adjustment					1,143	1,143
Defined benefit plans liability adjustment					872	872
Comprehensive loss						(106,033)
Dividend to parent				(250)		(250)
BALANCE – December 31, 2009 (Predecessor)	1	—	190,658	(135,576)	(10,612)	44,470
Net income				94,733		94,733
Currency translation adjustment					486	486
Defined benefit plans liability adjustment					(5,154)	(5,154)
Comprehensive income						90,065
BALANCE – December 31, 2010 (Predecessor)	1		190,658	(40,843)	(15,280)	134,535
Plan effects and fresh-start reporting			160,287	40,843	15,280	216,410
BALANCE – December 31, 2010 (Successor)	1	—	350,945	—	—	350,945
Net loss				(262,736)		(262,736)
Currency translation adjustment					(221)	(221)
Defined benefit plans liability adjustment					(14,562)	(14,562)
Comprehensive loss						(277,519)
BALANCE – December 31, 2011 (Successor)	1	$—	$350,945	$(262,736)	$(14,783)	$73,426

See notes to consolidated financial statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)
(In thousands)

	Successor	Predecessor
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(262,736)	$94,733	$(108,048)
Adjustments for discontinued operations	8,946	1,709	(1,126)
Net (loss) income from continuing operations	(253,790)	96,442	(109,174)
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Noncash reorganization items		(636,936)
Depreciation and amortization	71,735	97,400	123,555
Amortization of deferred financing costs	5,147	5,574	6,081
Interest expense payable in kind		157,411	147,309
Accretion of long-term debt discounts	2,125	264	264
Provision for deferred income taxes	(37,732)	(44,798)	(68,641)
Goodwill impairment charges	214,137	307,170
Long-lived asset impairment charges	32,630	53,337	6,186
Loss on disposition of property, plant and equipment	1,233	26,788	2,694
Provision for doubtful accounts	1,041	1,952	3,236
Decrease in accounts receivable	19,931	15,097	31,437
Decrease (increase) in inventories	185	(8,892)	23,372
Decrease in prepaid expenses and other assets	603	3,891	4,011
Increase (decrease) in accrued interest	11,368	(10,314)	(2,359)
Increase (decrease) in accounts payable	22,695	(876)	(26,702)
Decrease in other liabilities	(26,054)	(4,859)	(43,625)

Net cash provided by continuing operating activities	65,254	58,651	97,644

Net (loss) gain from discontinued operations	(8,946)	(1,709)	1,126
Change in net assets of discontinued operations held for sale	9,317	3,871	663

Net cash provided by discontinued operations	371	2,162	1,789

Net cash provided by operating activities	65,625	60,813	99,433

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,791)	(44,008)	(26,398)
Software development costs capitalized	(2,048)	(1,824)	(2,736)
Proceeds from sale of property, plant and equipment	4,052	4,092	233
Proceeds from sale of subsidiary	11,000
Investing activities of discontinued operations	(45)	(68)	(29)

Net cash used in investing activities	(16,832)	(41,808)	(28,930)
(Continued)

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)
(In thousands)

	Successor	Predecessor
	2011	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under predecessor term loan	$—	$(442,037)	$(56,000)
(Repayments) borrowings under term loan facility	(38,500)	414,375
Borrowings under predecessor revolving credit and debtor in possession of facilities	—	762,696	647,315
Repayments under predecessor revolving credit and debtor in possession facilities		(833,587)	(661,424)
Borrowings under revolving credit facility	456,700	32,550
Repayments under revolving credit facility	(467,650)	(21,600)
Deferred financing costs paid	(283)	(24,390)
Capital lease obligations – net	(815)	(754)	(368)
Distribution to parent			(250)
Investment from parent		96,141
Advances to parent	(592)	(1,198)	(197)

Net cash used in financing activities	(51,140)	(17,804)	(70,924)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	48	(52)	554

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,299)	1,149	133
CASH AND CASH EQUIVALENTS – Beginning of year	2,424	1,275	1,142

CASH AND CASH EQUIVALENTS – End of year	$125	$2,424	$1,275

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest payments	$38,832	$17,500	$26,250
Cash tax (refunds) payments	$(15)	$417	$1,041
Capital lease obligations	$1,245	$2,059	$2,651
Capital expenditures in accounts payable	$1,063	$1,577
(Concluded)

See notes to consolidated financial statements.

VERTIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2011 AND 2010 AND
FOR THE YEARS ENDED DECEMBER 31, 2011 (SUCCESSOR), 2010 AND 2009 (PREDECESSOR)

1.	BASIS OF PRESENTATION

Principles of Consolidation — The consolidated financial statements include those of Vertis, Inc. and subsidiaries (together, the “Company”). All intercompany balances and transactions have been eliminated.

Ownership — The Company is a wholly owned subsidiary of Vertis Holdings, Inc. (“Vertis Holdings”).

Business — The Company is a printer of advertising inserts, newspaper products and direct mail services in the United States. In addition, the Company provides outsourced digital premedia and image content management, creative services for advertising insert page layout and design, and media planning and placement services.

Reclassifications — Certain amounts for prior periods have been reclassified to conform to the current period presentation to reflect discontinued operations (see Note 6).

2.	GOING CONCERN

There is substantial doubt about the Company's ability to continue as a going concern. The Company's future projections and their impact on the Company's ability to satisfy certain of its financial covenants, as described below, are indicative of this uncertainty. The Company's primary sources of financing are the term loan facility and the revolving credit facility (both as defined in Note 12, collectively the “Facilities”), which mature in 2016 and 2015, respectively. On March 30, 2012, the Company reached agreement with a majority of its term loan lenders and 100% of its revolving credit facility lenders (collectively, the “Lenders”) with respect to the Lenders forbearance from exercising remedies related to certain specified defaults under the Facilities. These forbearance agreements (the “Agreements”) closed on April 2, 2012. Pursuant to the Agreements, the Lenders have agreed to forbear from exercising remedies with respect to certain defaults under the Facilities until June 30, 2013. In addition, the Agreements contain certain covenants and limits on the Company's cash flows, including capital expenditures and restructuring costs; requires the Company to maintain certain minimum availability on its revolving credit facility; increases reporting requirements to the Lenders; requires the appointment of an additional officer to assist the Company in the matters discussed below; and establishes restructuring milestones during the forbearance period.

The Company's ability to continue as a going concern is dependent on operating within these covenants and meeting the milestones detailed in the Agreements, which is uncertain. The primary factors contributing to this uncertainty are the ability of the Company to meet its projections, restructure operations and/or effectuate a strategic merger or divestiture(s) within the timeframes specified in the Agreements or obtain alternate financing or additional amendments to the debt agreements. Failure to meet the covenants or milestones in the Agreements represents a default under the Agreements and could cause the acceleration of payments due under the Facilities. A refinancing of the Facilities will likely require an agreement with the holders of the Company's debt and may require approval by select shareholders.

To preserve the Company as a going concern and strengthen the Company's business, management is exploring various alternatives, including effectuating a strategic merger or divestiture(s), and/or amendments to the Facilities. The Agreements defer cash interest payments and quarterly amortization payments on the term loan facility, which will have the effect of providing the Company with increased liquidity. Interest continues to accrue on the Facilities at a rate that is 200 basis points higher than the interest rate prior to executing the Agreements (7.0% and 13.75% inclusive of the 200 basis points as of March 30, 2012 for the revolving credit facility and term loan facility, respectively). There is no assurance that future amendments will be executed.

While management is committed to pursuing one or more options, due to the factors discussed above, there are doubts about the Company's ability to continue as a going concern, and thus, the Company's ability to realize its assets or satisfy its liabilities in the normal course of business. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company's consolidated financial statements do not include any adjustments that might result from this uncertainty. Outstanding amounts under the Facilities are classified as current liabilities due to the Company's uncertainty in meeting covenants and milestones detailed in the Agreements.

3.	SUBSEQUENT EVENTS

On October 10, 2012 Vertis Holdings executed an agreement with Quad/Graphics, Inc. (“Quad /Graphics”) in which Quad/Graphics will acquire substantially all of the assets comprising the Company's businesses for $258.5 million, which includes the payment of approximately $88.5 million for current assets that are in excess of normalized working capital requirements. To facilitate the intended sale, Vertis Holdings, along with certain of its direct and indirect subsidiaries, filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”) and, at the same time, filed documents seeking the Delaware Bankruptcy Court's approval of the proposed sale to Quad/Graphics. The Company has the support of its lenders with respect to the sale to Quad/Graphics.

As part of the sale through the Chapter 11 Case, the Company and its advisors were prepared to evaluate any competing bids that may have been submitted in order to ensure it received the highest and best offer for its assets. The agreement with Quad/Graphics comprised the initial stalking horse bid in the Court-supervised auction process under Section 363 of the Bankruptcy Code. On November 26, 2012, Vertis Holdings filed a notice with the U.S. Bankruptcy Court naming Quad/Graphics as the successful bidder. On December 6, 2012, the U.S. Bankruptcy Court approved the sale agreement with Vertis Holdings. The acquisition was completed on January 16, 2013.

Vertis Holdings operated its business as usual until the sale closed and obtained $150 million in debtor-in-possession financing from a group of lenders led by GE Capital, Restructuring Finance to ensure it was able to meet its financial obligations throughout the Chapter 11 cases. The $150 million in debtor-in-possession financing was paid off upon the completion of the acquisition on January 16, 2013. Vertis Holdings also has filed a series of first day motions seeking authority to continue paying employee wages and benefits; honoring media prepayments, postage deposits and other commitments under existing client programs; and otherwise managing its day-to-day operations and serving its clients as usual. Vertis Holdings expects to pay suppliers in the normal course for all goods and services delivered after October 10, 2012. Payment for goods and services delivered prior to the filing will be addressed by the Company through the Chapter 11 Case.

4.	REORGANIZATION AND FRESH-START REPORTING

On November 17, 2010, Vertis Holdings, Inc., the Company and certain of its direct and indirect subsidiaries (collectively, the “Vertis Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The primary factor contributing to the Chapter 11 filing was the Company's highly leveraged capital structure combined with a history of recording net losses, mainly due to large interest charges from the Company's long-term debt. On the petition date, the Vertis Debtors filed a prepackaged plan of reorganization (the “Plan”). The focal point of the Plan was a restructuring in which current holders of Vertis Debtors' outstanding indebtedness would receive new equity of the Company emerging from Bankruptcy Court, with current equity holders of the Company receiving no distribution. The Plan also proposed that eligible holders would have the opportunity to purchase up to 10,000,000 ($100.0 million) shares of new common stock in Vertis Holdings. Additionally, the Plan provided that all other general unsecured creditors would be paid in the normal course of business.

On December 16, 2010, the Bankruptcy court confirmed the Plan. The Plan became effective and the Vertis Debtors emerged from Bankruptcy Court protection on December 20, 2010 (the “Effective Date”). Pursuant to the Plan:

(i)	the holders of the $350 million of Vertis Debtors' Second Lien Notes (“Cancelled Second Lien Notes”) received approximately 29% of Vertis Holdings common stock;

(ii)	the holders of the $200 million of the Vertis Debtors' Senior Notes (“Cancelled Senior Notes”) received approximately 5% of the new common stock of the Vertis Holdings;

(iii)
Vertis Holdings issued 10,000,000 shares of its common stock in a private placement plus an additional 1,800,000 shares to certain investors who had agreed to purchase the remaining 10,000,000 that were not sold in the private placement; and

(iv)	the holders of Vertis Holdings common stock had their shares cancelled and received no distribution.

In addition, as part of the Plan, Vertis Holdings maintained ownership of all outstanding stock of its subsidiaries and continued to pay in full all general unsecured creditors, except for several instances in which the Bankruptcy Court allowed the Company to renegotiate executory contracts with an employee and certain lessors.

In accordance with Accounting Standards Codification (“ASC”) 852, “Reorganizations”, (“ASC 852”), the Company was required to adopt “fresh-start” reporting effective upon emergence from bankruptcy on December 20, 2010. The Company evaluated the activity between December 20, 2010 and December 31, 2010 and, based upon the immateriality of such activity, concluded that the use of an accounting convenience date of December 31, 2010 was appropriate. Fresh-start reporting requires the Company to allocate the reorganization value of its assets and liabilities in a manner similar to that which is required under ASC subtopic 805-10, “Business Combinations”, (“ASC 805-10”). The Company has prepared the accompanying consolidated financial statements in accordance with ASC 852-10 and on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business.

Under the provisions of fresh-start reporting, a new entity has been deemed created for financial reporting purposes. References to “Successor” in the consolidated financial statements are in reference to reporting dates on and after December 31, 2010. References to “Predecessor” in the consolidated financial statements are in reference to reporting dates through December 31, 2010 including the impact of Plan provisions and the adoption of fresh-start reporting. As such, the financial information for the Successor is presented on a basis different from, and is therefore not comparable to, the financial information for the Predecessor for the period ended December 31, 2010 or for prior periods. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Fresh-start reporting reflects the value of the Company as determined in the confirmed Plan. The excess of reorganization value over the fair value of net tangible and identified intangible assets and liabilities is recorded as goodwill in the accompanying consolidated balance sheets. In addition, fresh-start reporting also requires that all liabilities, other than deferred taxes, should be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with ASC subtopic 740-10, “Income Taxes” (“ASC 740-10”).

Estimates of fair value represent the Company's best estimates, which are based on industry data and trends and by reference to relevant market rates and transactions and discounted cash flow valuation methods, among other factors. The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance the estimates, assumptions, and values reflected in the valuations will be realized and actual results could vary materially. In accordance with ASC 805-10, the preliminary allocation of the reorganization value was subject to additional adjustment until the Company has completed its analysis, but not to exceed one year after emergence from bankruptcy, to provide the Company with the time to complete the valuation of its assets and liabilities. The Company's final determination of the fair value of individual assets and liabilities and the final allocation of the reorganization value has been reflected in the December 31, 2011 balance sheet. The final allocation of reorganization value in 2011 resulted in goodwill increasing $8.6 million, property, plant and equipment decreasing $65.2 million, other intangible assets increasing $60.4 million, deferred income tax liabilities increasing $2.9 million and other current liabilities increasing $0.9 million.

To facilitate the calculation of the enterprise value of the Successor Company, the Company developed a set of financial projections. Based on these financial projections, the reorganization value was determined by the Company, using various valuation methods, including (i) a comparison of the Company and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to the Company; and (iii) a calculation of the present value of the future cash flows of the Company under its projections.

Realization of the estimated reorganization value is highly dependent upon achieving the future financial results set forth in the projections as well as the realization of certain other assumptions. As confirmed by the Bankruptcy Court, the estimated reorganization value of the Company was calculated to be approximately $800 million. The estimates and assumptions made in this valuation are inherently subject to significant uncertainties and there can be no assurance the estimates, assumptions, and amounts reflected in the valuations will be realized and actual results could vary materially.

The following fresh-start balance sheet illustrates the financial effects as of December 31, 2010, the date of:

(i)
the implementation of the Plan and the effects of the consummation of the transactions contemplated therein, issuance of certain securities, incurrence of new indebtedness, repayment of old indebtedness, and other cash payments; and

(ii)	the adoption of fresh-start reporting.

The fresh-start balance sheet includes the reclassifications recorded for the discontinued operations of Webcraft Chemicals (see Note 6).

In thousands	Predecessor December 31, 2010	Plan Effects		Fresh Start Adjustments		Successor December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,424	$—		$—		$2,424
Accounts receivable – net	169,452					169,452
Inventories	41,880			1,895	(5)	43,775
Deferred income taxes	15,447			4,411	(6)	19,858
Maintenance parts – net	13,107					13,107
Prepaid expenses and other current assets	7,745					7,745
Current assets held for sale	9,415					9,415
Total current assets	259,470	—		6,306		265,776
Property, plant and equipment – net	622,277			(146,713)	(5)	475,564
Goodwill				205,561	(7)	205,561
Other intangible assets	178,657			49,309	(5)	227,966
Deferred financing costs – net	9,628	14,762	(1)			24,390
Other assets – net	10,951					10,951
Long-term assets held for sale	1,087			18,004	(7)	19,091
Total assets	$1,082,070	$14,762		$132,467		$1,229,299

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$128,664	$—		$—		$128,664
Compensation and benefits payable	38,977					38,977
Accrued interest	17,022	(16,855)	(2)			167
Current portion of long-term debt		26,314	(3)			26,314
Other current liabilities	64,555	(32,280)	(3)			32,275
Current liabilities held for sale	668					668
Total current liabilities	249,886	(22,821)		—		227,065
Long-term debt		401,070	(3)			401,070
Long-term debt (subject to compromise)	1,179,634	(1,179,634)	(3)			—
Due to parent	94					94
Deferred income taxes	29,181			128,979	(6)	158,160
Other long-term liabilities	86,285	(568)	(4)	1,432	(5)	87,149
Long-term liabilities held for sale	324			4,492		4,816
Total liabilities	1,545,404	(801,953)		134,903		878,354

Stockholder's equity (deficit):
Common stock						—
Contributed capital	190,658	216,410		(56,123)	(8)	350,945
Accumulated deficit	(638,712)	600,305		38,407	(9)	—
Accumulated other comprehensive (loss) gain	(15,280)			15,280	(10)	—
Total stockholder's (deficit) equity	(463,334)	816,715		(2,436)		350,945

Total liabilities and stockholder's equity (deficit)	$1,082,070	$14,762		$132,467		$1,229,299

(1)	Reflects the net increase in deferred financing fees on the exchanged debt.

(2)	Reflects the extinguishment of accrued interest in exchange for new debt and equity.

(3)	Reflects the extinguishment of the Predecessor notes and debtor in possession financing facility in exchange for a successor credit facility and common stock of Vertis Holdings and related expenses.

(4)	Reflects the reduction in amounts due under certain long-term operating leases accrued as part of restructuring activities.

(5)	Reflects changes to the carrying value of assets and liabilities to reflect estimated fair values.

(6)	Reflects the change in deferred taxes in accordance with ASC 740-10.

(7)	Reflects goodwill equal to the excess of reorganization equity value over the estimated fair value of identifiable net assets.

(8)	Reflects the impact to paid-in-capital based on the reorganization value.

(9)	Reflects the revaluation adjustment and the elimination of the retained deficit.

(10)	Reflects the elimination of accumulated other comprehensive loss.

ASC 852-10 also requires that the financial statements, for periods after a Chapter 11 filing, separate transactions and events that are directly associated with the reorganizations from the on-going operations of the business. Accordingly, all transactions (including, but not limited to, all professional fees, realized gains and losses and provisions for losses) directly associated with the reorganization and restructuring of the business are reported separately in the consolidated statements of operations as reorganization items, net. For the 12 months ended December 31, 2011, 2010 and 2009, the Company recognized the following reorganization expense (income) in its consolidated statements of operations:

	Successor	Predecessor
	Year Ended	Year Ended	Year Ended
(In thousands)	December 31, 2011	December 31, 2010	December 31, 2009
Gain on debt exchange		$(644,251)	$—
Loss on fair value adjustment		2,436
Professional fees and other costs	$489	32,129	(1,852)
Unamortized deferred financing costs		9,628
Unamortized debt discounts		857
Executory contracts	—	1,332
	$489	$(597,869)	$(1,852)

The 2009 reorganization expense is attributable to the final adjustments of the Company's 2008 reorganization.

5.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The Company's management must make estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Estimates are used when accounting for items and matters including, but not limited to, allowance for uncollectible accounts receivable, inventory obsolescence, asset valuations and useful lives, employee benefits, self-insurance reserves, taxes, restructuring and other provisions and contingencies. Actual results could differ from those estimates.

Revenue Recognition — The Company provides a wide variety of print and print related services and products for specific customers, primarily under contract. Revenue is not recognized until the earnings process has been completed. Print revenue is recognized when the product is shipped. Revenue from premedia operations is recognized upon the completion of orders. Unbilled receivables are recorded for completed services or delivered products which remain unbilled as of the period end.

The Company charges customers for shipping and handling charges. The amounts billed to customers are recorded as revenue and actual charges paid by the Company are included in costs of production in the consolidated statements of operations.

The Company bills its customers for sales tax calculated on each sales invoice and records a liability for the sales tax payable, which is included in other current liabilities on the Company's consolidated balance sheets. Sales tax billed to a customer is not included in the Company's revenue.

Cash and Cash Equivalents — Cash equivalents include all investments with initial maturities of 90 days or less. As the Company's cash management program utilizes zero-balance accounts, book overdrafts in these accounts are reclassified to accounts payable.

Provision for Doubtful Accounts — The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of its customers to make payments. The Company estimates the allowance based on historical trends and specific customer risks on a customer-by-customer basis. Amounts are charged against the allowance for doubtful accounts reserve when deemed uncollectible.

Inventories — Inventories are recorded at the lower of cost or market determined primarily on the first-in, first-out method.

Maintenance Parts — The Company maintains a supply of maintenance parts, primarily cylinders, drive motors, rollers and gear boxes, which are recorded at net realizable value and classified as current assets on the Company's consolidated balance sheets.

Property, Plant and Equipment — Additions to property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the assets' estimated useful lives, or when applicable, the terms of the leases, if shorter. Capitalized interest is computed on projects over $0.5 million and is calculated using an estimated rate that approximates the interest rate on the Company's revolving credit facility, hereinafter defined (see Note 12). Capitalized interest is included in the machinery and equipment component of property, plant and equipment (see Note 10) as the larger dollar-value projects primarily represent the rebuilding of press equipment for the Company's internal use.

The Company evaluates the recoverability of its property, plant and equipment, when there are changes in economic circumstances or business objectives that indicate the carrying value may not be recoverable. The Company's evaluations include estimated future cash flows, profitability and estimated future operating results and other factors determining fair value. As these assumptions and estimates may change over time, it may or may not be necessary to record impairment charges. In the year ended December 31, 2011, the Company recorded no impairment to property, plant and equipment. In the year ended December 31, 2010, the Company recorded impairment charges related to property, plant and equipment in the amount of $6.1 million. In the year ended December 31, 2009, the Company recorded impairment charges related to property, plant and equipment in the amount of $4.7 million.

Certain direct development costs associated with internal-use software are capitalized, including payroll costs for employees devoting time to the software projects and external costs of material and services by third-party providers. These costs are included in property, plant and equipment, net on the consolidated balance sheets and are being amortized beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Goodwill — Goodwill is accounted for under ASC 350, “Intangibles - Goodwill and Other” (“ASC 350”). Under the provisions of this statement, the Company's goodwill is tested for impairment on an annual basis or if events occur or circumstances change that would likely cause the fair value of the goodwill to be below the carrying value. The Company has elected October 1 of each year as the annual test date. Each of the Company's reporting units is tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. Fair value is determined based on a valuation study performed by the Company using the discounted cash flow method and the guideline company approach to estimate the fair value of the reporting units. Due to a combination of factors including increased uncertainty regarding the Company's liquidity and operating performance, the Company recorded a noncash charge of $214.1 million to reflect the impairment of goodwill in each of the Company's reporting units in the fourth quarter of 2011. Due to circumstances that led to the Chapter 11 filing and reduced valuation of the Company, the Predecessor Company recorded goodwill impairment charges of $307.2 million in the year ended December 31, 2010. There was no goodwill impairment recorded in 2009.

Other Intangible Assets — Intangible assets other than goodwill and the trade name, which primarily consist of the Company's customer base, is amortized over the estimated life of the intangible asset. The Company's trade name has been determined to have an indefinite useful life and is not amortized. Under the provisions of ASC 350, the Company's trade name is tested for impairment on an annual basis. All intangible assets are tested for impairment if events occur or circumstances change that would likely cause the fair value of the intangible assets to be below the carrying value. In the year ended December 31, 2011, the Company recorded a noncash charge of $32.6 million to reflect the impairment of its trade name in each of the Company's reporting units. In the year ended December 31, 2010, the Company recorded impairment charges related to trade name in the amount of $19.9 million. In addition, impairment charges were recorded for the Company's customer base in the amount of $25.8 million and other intangibles for $1.5 million in the year ended December 31, 2010. The trade name with a carrying amount of $5.1 million was written down in the year ended December 31, 2009 to its implied fair value of $3.6 million, resulting in an impairment charge of $1.5 million. The determination of the impairment was based on Level 3 inputs.

Deferred Financing Costs — Deferred financing costs are amortized using the straight-line method, which does not differ materially from the effective interest method, over the terms of the related financing instruments. In connection with the Chapter 11 case, all previous unamortized deferred financing costs were written off by the Predecessor Company in the 12 months ended December 31, 2010. In connection with the Plan, the Successor Company capitalized $24.4 million in financing costs associated with the revolving credit facility and term loan facility, hereinafter defined.

Income Taxes — Income taxes are accounted for under the asset and liability method as outlined in ASC 740-10. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards. The Company records net deferred tax assets to the extent they believe these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within other current liabilities in the consolidated balance sheets. The provision for income taxes recorded by the Company represents the amount calculated as outlined by ASC 740-10 and allocated in accordance with a tax-sharing arrangement with its subsidiaries.

Fair Value of Financial Instruments — Certain assets and liabilities are required to be recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a nonrecurring basis, generally as a result of impairment charges. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company records the fair value of its pension plans and other postretirement plans on a recurring basis. Assets measured at fair value on a nonrecurring basis include long-lived assets held and used, long-lived assets held for sale, goodwill and other intangible assets. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying values. The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is:

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations based on unobservable inputs reflecting the Company's own assumptions, consistent with reasonably available assumptions made by other market participants.

At December 31, 2011, the term loan facility and revolving credit facility, defined hereinafter, (see Note 12) had balances of $378 million and $0 million, respectively. The fair value of the Term Loan Facility at December 31, 2011 could not be determined based upon the events described in Note 2 of these consolidated financial statements. At December 31, 2010, these facilities were recorded in the amount of $414.4 million for the term loan facility and $11.0 million for the revolving credit facility, which approximated the fair value based upon the short time period between issuance and the Company's year-end.

Asset Retirement Obligations — The Company accounts for asset retirement obligations under ASC 410, “Asset Retirement and Environmental Obligations”, (“ASC 410”) whereby the Company recognizes a liability for the fair value of conditional asset retirement obligations if the fair value of the liability can be reasonably estimated. There were no material changes to the liability recognized for asset retirement obligations in 2011, 2010, or 2009.

Concentration of Credit Risk — The Company provides services to a wide range of clients who operate in many industry sectors in varied geographic areas. The Company grants credit to all qualified clients and does not believe that it is exposed to undue concentration of credit risk to any significant degree.

Subsequent Events — The Company has evaluated all subsequent events that occurred after the balance sheet date and through the date that its audited consolidated financial statements were available to be issued on March 4, 2013. See Note 3 for further discussion.

Accounting Standard Updates

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-08 “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 will be effective for the Company in the first quarter of 2012 and is not expected to have a material impact on the Company's consolidated results of operations or financial position.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05 “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which prohibits the presentation of other comprehensive income in stockholders' equity and requires the presentation of net income, items of other comprehensive income and total comprehensive income in one continuous statement or two separate but consecutive statements. In December 2011, the FASB issued Accounting Standards Updated No. 2011-12 “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”), which defers the requirement to present reclassification adjustments for each component of other comprehensive income on the face of the consolidated financial statements. ASU 2011-05 and ASU 2011-12 will be effective for the Company for the year ending December 31, 2012 and will impact the

Company's financial statement presentation, but otherwise is not expected to have a material impact on the Company's consolidated results of operations or financial position.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, “Revenue Recognition (Topic 650): Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the “Fair Value Measurements and Disclosures” guidance, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. ASU 2009-13 was effective for the Company beginning January 1, 2011 and did not have a material impact on the Company's consolidated results of operations or financial position.

6.	DISCONTINUED OPERATIONS

On November 30, 2011, the Company entered into an agreement and sold Webcraft Chemicals, an indirect wholly owned subsidiary of the Company. The sale included substantially all of the assets of Webcraft Chemicals located in Newark, New Jersey, as well as the receivables, inventory and payables, customer list, certain employees and all intellectual property related to the business. The Company retained ownership of the land and building and entered into a lease agreement with the buyer for the building.

The Company received proceeds of $11.0 million from the sale and recorded a loss on the sale of $3.3 million, which is included in loss from discontinued operations in the consolidated statements of operations. The results of Webcraft Chemicals have been reclassified as discontinued operations in our consolidated financial statements for the years ended December 31, 2011, 2010 and 2009 and as of December 31, 2010. These results are included in (loss) gain from discontinued operations on the consolidated statements of operations. Select results of this business are presented in the following table:

	Successor	Predecessor
	Year Ended	Year Ended	Year Ended
(In thousands)	December 31, 2011	December 31, 2010	December 31, 2009
Revenue	$15,074	$15,196	$14,501

(Loss) gain from operations	(5,642)	(1,709)	1,126
Loss on sale of discontinued operations	(3,304)	—	—
(Loss) gain from discontinued operations	$(8,946)	$(1,709)	$1,126

The assets and liabilities of the discontinued operations are presented separately under the captions “Current assets held for sale”, “Long-term assets held for sale”, “Current liabilities held for sale” and Long-term liabilities held for sale” in the consolidated balance sheet at December 31, 2010. The components of these balance sheet line items are specified in the discontinued operations' balance sheet as follows:

Successor
(In thousands)	December 31, 2010
Current assets held for sale:
Accounts receivable, net	$1,329
Inventories, net	2,499
Prepaid expenses and other current assets	18
$3,846

Long-term assets held for sale:
Property, plant and equipment, net	$1,042
Goodwill	6,604
Other intangible assets, net	11,400
Other long-term assets	45
$19,091

Current liabilities held for sale:
Accounts payable	$490
Accrued compensation and benefits payable	177
Other current liabilities	1
$668
Long-term liabilities held for sale:
Deferred income taxes	$4,816

In addition to the current assets held for sale related to the discontinued operations, the Company had $2.6 million and $5.6 million related to other idled facilities that were held for sale as of December 31, 2011 and 2010, respectively.

7.	RESTRUCTURING CHARGES

Restructuring charges recorded by the Company consisted of severance and employee related costs and facility costs primarily related to the consolidation of facilities, reducing duplicative positions and the consolidation of administrative functions as a part of the Company's ongoing efforts to reduce its cost base.

2011 — In the year ended December 31, 2011, the Company expensed approximately $14.3 million in restructuring costs. Of this amount, approximately $7.7 million was for severance and related costs in the termination of approximately 193 employees in connection with the implementation of various cost savings initiatives as a result of consolidating and realigning several production and selling, general and administrative functions. In addition, the restructuring costs included $2.0 million for professional fees related to certain exit costs. Two facility closures were also recorded in the year ended December 31, 2011, including one Advertising Inserts facility in the amount of $1.9 million and the termination of 95 employees and one Premedia facility in the amount of $0.4 million and the termination of 11 employees. The remaining restructuring costs incurred in the year ended December 31, 2011 related to expenses associated with prior restructuring programs that could not be accrued previously and changes in prior assumptions in the amount of $2.2 million and an inventory write-off in the amount of $0.1 million.

2010 — In the year ended December 31, 2010, the Company expensed approximately $14.7 million in restructuring costs. These costs included $11.5 million primarily related to additional consolidation efforts associated with Company's assumption of an inserts and premedia business in 2008. As a part of these efforts, one Advertising Inserts facility and one Premedia facility were closed, four Advertising Inserts facilities were downsized, two Direct Marketing facilities were consolidated and several administrative functions were consolidated. The restructuring charges recorded for these actions included the termination of approximately 386 employees, a write-off of obsolete inventory and facility related costs. In addition, the restructuring costs included the implementation of cost savings initiatives in the amount of $2.2 million with the termination of an additional 84 employees. Expenses related to prior restructuring programs for changes in sublease assumptions and expenses that could not be accrued were also recorded in the amount of $1.0 million in the year ended December 31, 2010.

2009 — In the year ended December 31, 2009, the Company expensed approximately $11.9 million in restructuring costs. These restructuring costs included costs related to the closure of facilities and to a lesser degree additional severance and employee related costs. In addition, restructuring expense recorded in the year ended December 31, 2009 included the closure of two additional premedia facilities and the closure of two managed service sites due to a change in business totaling $0.5 million and $0.4 million, respectively and $2.2 million in severance and related costs associated with the elimination of approximately 100 additional positions.

The Company is continuously evaluating the need to implement restructuring programs to rationalize its costs and improve operating efficiency. The Company will incur additional restructuring costs in 2012 in an on-going effort to achieve these objectives.

The significant components of the restructuring and asset impairment charges were as follows:

(In thousands)	Severance and Related Costs	Asset Write-off and Disposal Costs	Facility Closing Costs	Other Costs	Total
Predecessor Company
Balance – January 1, 2009	$14,528	$—	$8,014	$—	$22,542
Restructuring charges	6,324	48	5,556		11,928
Restructuring payments/usage	(18,175)	(590)	(9,897)		(28,662)
Other adjustments	(27)	542	177		692
Balance – December 31, 2009	2,650	—	3,850	—	6,500
Restructuring charges	6,763	849	7,119		14,731
Restructuring payments/usage	(8,650)	(849)	(8,703)		(18,202)
Other adjustments	32		(290)		(258)
Balance – December 31, 2010	795	—	1,976	—	2,771

Successor Company
Balance – December 31, 2010	795	—	1,976	—	2,771
Restructuring charges	9,422	3	2,887	1,995	14,307
Restructuring payments/usage	(5,316)	(3)	(3,956)	(1,995)	(11,270)
Other adjustments	232		(157)		75
Balance – December 31, 2011	$5,133	$—	$750	$—	$5,883

Accrued restructuring reserves total approximately $5.9 million at December 31, 2011. The Company expects to pay approximately $5.4 million of the accrued restructuring costs during the next year, and the remainder, approximately $0.5 million, by 2015. The portion of this accrual attributable to facility closing costs is recorded net of estimated sublease income at its present value. Actual future cash requirements may differ from the accrual, particularly if actual sublease income differs from current estimates.

8.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	Successor
(In thousands)	December 31, 2011	December 31, 2010
Trade — billed	$134,542	$152,654
Trade — unbilled	13,761	17,887
Other receivables	5,337	5,357
	153,640	175,898
Allowance for doubtful accounts	(5,259)	(6,446)
	$148,381	$169,452

9.	INVENTORIES

Inventories consisted of the following:

	Successor
(In thousands)	December 31, 2011	December 31, 2010
Paper	$26,446	$26,838
Ink and chemicals	1,699	1,464
Work in process	4,006	2,578
Finished goods	7,301	8,345
Other	4,129	4,550
	$43,581	$43,775

10.	PROPERTY, PLANT AND EQUIPMENT

The components and useful lives of property, plant and equipment were:

	Estimated	Successor
(In thousands)	Useful Life (Years)	December 31, 2011	December 31, 2010
Land		$23,060	$22,922
Land improvements	2 to 10
Machinery and equipment	3 to 15	337,617	362,118
Buildings and leasehold improvements	1 to 21	41,816	39,457
Furniture and fixtures	3 to 10	20,977	14,573
Internally developed computer software	3 to 5	7,015	4,738
Vehicles	3	192	98
Leased assets under capital leases		2,774	2,113
Construction in progress and deposits		4,948	29,545
		438,399	475,564
Accumulated depreciation		(56,348)
		$382,051	$475,564

The Company adopted fresh-start reporting effective December 31, 2010 (see Note 4). In accordance with ASC 852-10, property, plant and equipment was adjusted to estimated fair value and accumulated depreciation was reset to zero. The Successor Company recorded depreciation expense of $56.9 million in the 12 months ended December 31, 2011. The Predecessor Company recorded depreciation expense of $83.2 million and $108.9 million for the years ended December 31, 2010 and 2009, respectively.

In the year ended December 31, 2011, the Company recorded no asset impairment. The Company recorded asset impairment in the amount of $6.1 million during 2010.

The Company recorded asset impairment in the amount of $4.7 million related to the reduction in land and buildings held for sale to their estimated net realizable value of $7.0 million during 2009.

11.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill — The changes in the carrying amounts of goodwill for the 12 months ended December 31, 2011, 2010, and 2009, were as follows, in thousands:

	Gross Goodwill	Accumulated Impairment Loss	Net Goodwill
Predecessor Company
Balance – January 1, 2009	$289,733	$—	$289,733
Valuation adjustments	(5,105)		(5,105)
Fresh-start adjustments (see Note 4)	692		692
Balance – December 31, 2009	$285,320	$—	$285,320
Valuation adjustments	21,850		21,850
Impairment charge		(307,170)	(307,170)
Balance – December 31, 2010	$307,170	$(307,170)	$—

Successor Company
Fresh-start adjustments (see Note 4)	$205,561	$—	$205,561
Balance – December 31, 2010	205,561		205,561
Fresh-start valuation adjustment (see Note 4)	8,576		8,576
Impairment charge		(214,137)	(214,137)
Balance – December 31, 2011	$214,137	$(214,137)	$—

As a result of the Company's annual impairment test for goodwill in the fourth quarter of 2011, a non-cash charge of $214.1 million to reflect the impairment of goodwill in each of the Company's reporting units was recorded. Impairment in all reporting units was due to a combination of factors including increased uncertainty regarding the Company's liquidity and operating performance. The Company estimated the fair value of its reporting units using the discounted cash flow and guideline company approaches. Because the fair value of each of the reporting units, which includes an allocation of the Company's debt, was below its carrying amount including goodwill, the Company performed an additional fair value measurement calculation to determine the amount of the goodwill impairment loss noted above. The Predecessor Company recorded impairment charges in the amount of $307.2 million in December 31, 2010. The valuation adjustment in 2010 related to additional deferred taxes associated with the 2008 reorganization. There were no impairment charges recorded in 2009.

Other Intangible Assets — Other intangible assets consisted of the following:

	Estimated	Successor
(In thousands)	Useful Life (Years)	December 31, 2011	December 31, 2010
Gross:
Customer base	2 to 20	$255,769	$193,936
Trade name	Indefinite		32,630
Other intangibles	5		1,400
Total gross intangibles		255,769	227,966

Accumulated amortization:
Customer base		(14,860)
Total accumulated amortization		(14,860)	—

		$240,909	$227,966

The Company adopted fresh-start reporting effective December 31, 2010 (see Note 4). In accordance with ASC 852-10, other intangible assets were adjusted to estimated fair value. Intangible assets associated with the customer base have a weighted-average amortization period of 16 years. The trade name had been determined to have an indefinite useful life and has not been amortized. The Successor Company recorded amortization of the other identified intangibles of $14.9 million in the 12 months ended December 31, 2011 and the Predecessor Company recorded amortization of the other identified intangibles of $14.2 million and $14.8 million in the 12 months ended December 31, 2010 and 2009, respectively. Scheduled amortization expense for the Successor Company's intangible assets as of December 31, 2011 is as follows:

(In thousands)
2012	$14,860
2013	14,780
2014	14,700
2015	14,700
2016	14,700
Thereafter	167,169

12.	LONG-TERM DEBT

Long-term debt consisted of the following in the order of priority:

	Successor
(In thousands)	December 31, 2011	December 31, 2010
Senior secured revolving credit facility	$—	$10,950
Term loan facility	378,000	414,375
Capital leases	1,245	2,059
	379,245	427,384
Current portion	(378,806)	(26,314)
	$439	$401,070

The above balances as of December 31, 2011 and 2010 do not include accrued interest payable in cash in the amount of $11.5 million and $0.2 million, respectively. These amounts are recorded in accrued interest in the consolidated balance sheets.

Senior Secured Revolving Credit Facility - Successor

Upon consummation of the Plan, on December 20, 2010, Vertis Holdings and certain of its subsidiaries (the “Subsidiary Guarantors”) entered into a $175 million Senior Secured Credit Agreement (the “Revolving Credit Facility”) with General Electric Capital Corporation as Agent, Swing Line Lender and Lender (as such terms are defined therein), GE Capital Markets, Inc. as Lead Arranger and Book-Running Manager, Bank of America, N.A. as Co-Lead Arranger, Co-Book Running Manager and Syndication Agent and Wells Fargo Capital Finance, LLC as Documentation Agent and the other Credit Parties and Lenders named therein. The Revolving Credit Facility provides for the issuance of up to $35 million in letters of credit and $35 million in swing line loans as sub-limits.

The maximum availability under the Revolving Credit Facility is $175 million, limited to a borrowing base calculated as follows: the sum of (i) up to 85% of the Company's eligible receivables and the Subsidiary Guarantors' eligible receivables and (ii) the lesser of (a) 50% of eligible unbilled receivables and (b) $5,000,000, plus up to the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) the sum of (a) 75% of eligible inventory consisting of raw materials and finished goods and (b) 65% of eligible in-transit inventory, plus the lesser of (i) $25,000,000 or (ii) the sum of (a) an additional 5% of eligible receivables and (b) 60% of eligible unbilled receivables, if any, that are in excess of the amounts calculated previously, being the “Additional Availability Amount”, less at any time the borrowing base availability is less than $35 million, a block in the amount equal to the Additional Availability Amount, less any applicable reserves established by the Agent (as defined therein).

As a result of the forbearance agreement discussed in Note 2, the borrowing base is calculated as follows: the sum of (i) up to 85% of the Company's eligible receivables and the Subsidiary Guarantors' eligible receivables and (ii) the lesser of (a) 50% of eligible unbilled receivables and (b) $5,000,000, plus up to the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) the sum of (a) 75% of eligible inventory consisting of raw materials and finished goods and (b) 65% of eligible in-transit inventory, plus the lesser of (i) $10,000,000 or (ii) the sum of (a) an additional 5% of eligible receivables and (b) 60% of eligible unbilled receivables, if any, that are in excess of the amounts calculated previously, being the “Additional Availability Amount”.

As of December 31, 2011, the Revolving Credit Facility had no outstanding borrowings with $18.4 million in outstanding letters of credit and additional borrowing availability of $156.6 million.

The Revolving Credit Facility includes a minimum fixed charge coverage ratio covenant to be applicable on a consolidated basis, including subsidiaries, immediately upon either (i) borrowing availability is less than $40 million on a 10 day moving average basis (ii) borrowing availability is less than $35 million for three consecutive business days or (iii) borrowing availability is less than $10 million at any time. The covenant shall cease to be applicable upon (i) borrowing availability is greater than or equal to $40 million on a 10 day moving average basis and (ii) borrowing availability is equal to or greater than $35 million at all times, in each case for a period of 60 consecutive days. As of December 31, 2011, this minimum fixed charge coverage ratio covenant was not applicable to the Revolving Credit Facility.

The interest rate on the Revolving Credit Facility is subject to a pricing grid, whereas the applicable margins are determined by revolver usage. The underlying rate to which the applicable margin is applied is based on either (a) the floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States, the federal funds rate plus a margin of 1.0% and the sum of (i) the London InterBank Offered Rate (“LIBOR”) rate for a LIBOR Period of three (3) months as it appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two (2) Business Days prior to such day, plus (ii) the excess of the applicable revolver LIBOR margin over the applicable revolver index margin, in each instance, as of such day, or (b) so long as no event of default under the Revolving Credit Facility exists, the offered rate for deposits in United States Dollars for the applicable LIBOR period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time), on the second full LIBOR business day next preceding the first day of such LIBOR period. As of December 31, 2011, the interest rate for the Revolving Credit Facility was 4.75%.

The Revolving Credit Facility is secured by a lien on substantially all of our assets and the assets of the Subsidiary Guarantors with a first priority lien on current assets and a second priority lien on fixed assets and intellectual property. As of December 31, 2011, the Company was in compliance with its debt covenants. See Note 2 for further discussion of projected covenant compliance.

Term Loan Facility - Successor

Also upon consummation of the Plan, on December 20, 2010, Vertis Holdings and the Subsidiary Guarantors entered into a Term Loan Credit Agreement (the “Term Loan Facility”) with Morgan Stanley Senior Funding, Inc. as Administrative Agent, Sole Lead Arranger, Sole Book Runner and Sole Syndication Agent and Morgan Stanley & Co. Incorporate as Collateral Agent and the other financial institutions party thereto as lenders in an aggregate principal amount of approximately $425 million. The Term Loan Facility was scheduled to mature on December 20, 2015 prior to matters discussed in Note 2 to these consolidated financial statements.

The Term Loan Facility provides for a maximum capital expenditure covenant, a maximum leverage ratio and a fixed charge coverage ratio. Additionally, the Term Loan Facility includes customary covenants including limitations on dividends, and redemptions and repurchases of, equity interests and other restricted payments, prepayments (the prepayment fee on the Term Loan Facility is 3% during year one, 2% during year two, and 1% during year three), redemptions and repurchases of indebtedness, liens, indebtedness guarantees, mergers, acquisitions and asset sales. The Company is obligated to prepay a portion of the outstanding principal amount of the term loans in an amount equal to 50.0% of the excess cash flow if the leverage ratio is greater than 2.00:1.00, 25.0% of the excess cash flow if the leverage ratio is less than or equal to 2.00:1.00 and greater than 1.50:1.00, or 0.0% of the excess cash flow if the leverage ratio is less than or equal to 1.50:1.00, (as defined therein) for the immediately preceding fiscal year, commencing April 29, 2012.

The interest rate applicable to the Term Loan Facility is equal to either, the rate appearing on the Bloomberg screen displaying British Bankers' Association Interest Settlement Rates at approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (subject to a floor of 2.0%) plus a margin of 9.75% or an alternate base rate plus a margin of 8.75% (the alternate base rate is the higher of the prime rate, federal funds rate plus a margin of 0.5%, and the Adjusted LIBO Rate for an interest period of one month in effect on such day plus 1%). As of December 31, 2011, the interest rate for the Term Loan Facility was 11.75%.

The Term Loan Facility is secured by a lien on substantially all of the Company's assets and the assets of the Subsidiary Guarantors with a first priority lien on fixed assets and intellectual property and a second priority lien on current assets. As of December 31, 2011, the Company was in compliance with its debt covenants. See Note 2 for further discussion of projected covenant compliance.

At December 31, 2011, outstanding amounts under the Facilities are classified as current liabilities due to the Company's uncertainty in meeting covenants and milestones detailed in the Agreements. The $439,000 classified as long-term debt relates to capital lease obligations due in 2013. At December 31, 2011, the aggregate maturities of long-term debt, including capitalized lease obligations, were:

(In thousands)
2012	$378,806
2013	439
$379,245

13.	OPERATING LEASES

Facilities and certain equipment are leased under agreements that expire at various dates through 2017. The Company incurred rental expense of $19.6 million, $20.8 million, and $24.1 million in the 12 months ended December 31, 2011, 2010, and 2009, respectively.

At December 31, 2011, minimum annual rentals under non-cancelable operating leases (net of subleases totaling $1.3 million) were:

(In thousands)
2012	$17,247
2013	10,301
2014	6,715
2015	3,684
2016	2,021
Thereafter	1,389
$41,357

Commitments under the lease agreements also extend in most instances to property taxes, insurance and maintenance. Certain leases contain escalation clauses and extension options.

14.	INCOME TAXES

Income tax (benefit) expense consisted of the following components:

	Successor	Predecessor
	Year Ended	Year Ended
	December 31,	December 31,
(In thousands)	2011	2010	2009
Federal:
Current	$23	$23	$24
Deferred	(30,406)	(37,087)	(56,852)
State and foreign:
Current	(235)	114	761
Deferred	(6,734)	(7,711)	(11,789)
	$(37,352)	$(44,661)	$(67,856)

The following is a reconciliation of the U.S. statutory federal income tax rate to the Company's effective tax rates:

	Successor	Predecessor
	Year Ended	Year Ended
	December 31,	December 31,
(Percent of pretax loss)	2011	2010	2009
Statutory income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes – net of federal income tax benefits	(4.4)	(4.4)	(4.4)
Intangibles impairment			0.3
Goodwill impairment	26.5	(233.7)
Fair value adjustment		(1.9)
Cancellation of debt		366.3
Other	0.1	(5.0)	0.8
	(12.8)%	86.3%	(38.3)%

The tax effects of significant items comprising deferred income taxes were:

	Successor
(In thousands)	December 31, 2011	December 31, 2010
Employee benefits	$35,166	$31,990
Net tax benefit carryforwards	16,144
Accrued expenses and reserves	8,308	8,870
Other deductible differences	5,209	9,614
Deferred tax assets	64,827	50,474
Property, plant and equipment	(72,667)	(100,600)
Goodwill and indentified intangibles	(88,926)	(87,617)
Other taxable differences	(414)	(559)
Deferred tax liabilities	(162,007)	(188,776)
Net deferred income tax liability	$(97,180)	$(138,302)

In connection with the 2010 reorganization, the Company realized income from the cancellation of certain indebtedness. Although this income was excluded from taxable income as it resulted from reorganization under the Bankruptcy Code, the Company was required to reduce certain of its tax attributes at December 31, 2010.

At December 31, 2011, the Successor Company's federal net operating loss carryforward was $40.8 million expiring in 2031. This amount is included in the consolidated Vertis Holdings net operating loss carryforward and will be available to offset future taxable income, unless subject to limitations arising in a future period. At December 31, 2010, the Company's federal net operating loss carryforwards were $0 million as they were consumed by attribute reduction related to the cancellation of debt.

In accordance with ASC 805, the preliminary allocation of the reorganization value was subject to additional adjustment for up to one year after emergence from bankruptcy. This period provided the Company with the time to complete the valuation of the various attributes as a result of the Plan. The final determination of value was made during the year ended December 31, 2011 and tax assets and liabilities were adjusted accordingly.

The Company recorded no valuation allowance at December 31, 2011, December 31, 2010, or December 31, 2009. Under ASC 740-10-30, no valuation allowance is required when, based on the judgment of management, future reversing taxable temporary differences will offset reversing deductible temporary differences.

The Company has recorded unrecognized income tax benefits in accordance with ASC 740-10-55. A reconciliation of the change in the unrecognized tax benefits from January 1, 2009 to December 31, 2011 is as follows:

(In thousands)	Unrecognized Income Tax Benefits
Balance – January 1, 2009	$344
Additions for tax positions related to the current period	724
Reductions for tax positions related to prior years	(286)
Balance – December 31, 2009	782
Reductions for tax positions related to prior years	(782)
Balance – December 31, 2010	—
Additions for tax positions related to current period	593
Balance – December 31, 2011	$593

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2011, the Company had recognized approximately $0.6 million, consisting primarily of interest.

15.	RETIREMENT PLANS

Defined Benefit Plans - The Company maintains defined benefit pension, supplemental executive retirement, supplemental pension and postretirement welfare plans in the United States (“US”), as well as a defined benefit pension plan in Canada. The Company recognized the underfunded status of defined benefit plans in the consolidated balance sheet and recognized as a component of other comprehensive loss, net of tax, the actuarial gains or losses and prior service costs or credits that have arisen during the period but are not included in the net periodic pension cost. Information regarding the defined US benefit plans, collectively, is as follows:

	Pension Benefit US Plans
	Successor	Predecessor
	Year Ended	Year Ended
(In thousands)	2011	2010	2009
Components of net periodic pension cost:
Service cost	$657	$807	$653
Interest cost	6,023	6,465	6,740
Expected return on asset	(4,924)	(5,313)	(5,093)
Settlements and curtailments			104
Recognized actuarial loss		26
Net amortization and deferral		97	70
	$1,756	$2,082	$2,474

Changes in benefit obligations:
Benefit obligation at beginning of the period	$119,145	$111,924
Service cost	657	807
Interest cost	6,023	6,465
Actuarial loss	18,227	7,145
Benefits paid	(6,677)	(7,196)
Benefit obligation at end of period	$137,375	$119,145

Accumulated benefit obligation at end of period	$136,019	$117,557

Change in plan assets:
Fair value of plan at beginning of the period	$65,294	$58,909
Actual return on assets	(130)	7,928
Employer contributions	7,904	5,653
Benefits paid	(6,678)	(7,196)
Fair value of plan assets at end of the period	$66,390	$65,294

Changes in other comprehensive loss:
Net actuarial loss (gain)	$23,281	$5,278	$(2,279)
Recognized actuarial loss			(174)
Total recognized in other comprehensive loss	$23,281	$5,278	$(2,453)

	Pension Benefit US Plans
	Successor		Predecessor
	Year Ended	Year Ended	Year Ended
	2011	2010	2009
Funded status of the plan:
Benefit obligation at end of the period	$137,375	$119,145
Fair value of plan assets at end of the period	66,390	65,294
Unfunded status of the plan at end of the period	$70,985	$53,851

Other current liabilities in consolidated balance sheets	$1,409	$1,460
Other long-term liabilities in consolidated balance sheets	69,576	52,391
Net amount recognized	$70,985	$53,851

Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$(23,281)	$—
Net amount recognized	$(23,281)	$—

Amounts expected to be recognized in net periodic pension costs in subsequent year:
Actuarial loss	$1,127	$—
Total	$1,127	$—

Weighted-average assumptions used to calculate net periodic pension cost:
Discount rate	5.05% – 5.3%	5.65% – 5.9%	6.25%
Expected return on plan assets	8.00%	7.50% – 8.50%	7.50%
Compensation increase	3.00%	3.00%	3.00%
Initial trend	N/A	N/A	N/A
Ultimate trend	N/A	N/A	N/A
Year reaches ultimate trend	N/A	N/A	N/A

Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.75% – 4.35%	5.05% – 5.30%
Compensation increase	3.00%	3.00%
Initial trend	N/A	N/A
Ultimate trend	N/A	N/A
Year reaches ultimate trend	N/A	N/A

	Pension Benefit			Other Postretirement
	Non-US Plan			Benefits US Plan
	Successor	Predecessor		Successor	Predecessor
	Year Ended	Year Ended		Year Ended	Year Ended
	December 31,	December 31,		December 31,	December 31,
(In thousands)	2011	2010	2009	2011	2010	2009
Components of net periodic pension cost:
Service cost	$242	$202	$123		$42	$12
Interest cost	212	224	207	$18	26	29
Expected return on assets	(229)	(222)	(198)
Recognized actuarial loss		40		11
	$225	$244	$132	$29	$68	$41

Changes in benefit obligations:
Benefit obligation at beginning of the period	$4,121	$4,441		$443	$471
Service cost	242	202
Interest cost	212	224		18	26
Actuarial loss	496	102		78	18
Benefits paid	(135)	(1,016)		(78)	(72)
Foreign currency (loss) gain	(109)	168
Benefit obligation at end of period	$4,827	$4,121		$461	$443

Accumulated benefit obligation at end of period	$4,827	$4,121		N/A	N/A

Change in plan assets:
Fair value of plan at beginning of the period	$2,906	$3,259		$—	$—
Actual return on assets	20	191
Employer contributions	362	352		78	72
Benefits paid	(135)	(1,016)		(78)	(72)
Foreign currency (loss) gain	(100)	120
Fair value of plan assets at end of the period	$3,053	$2,906		$—	$—

Changes in other comprehensive loss:
Net actuarial loss	$682	$1,173	$927	$67	$—	$98
Recognized actuarial loss						(12)
Total recognized in other comprehensive loss	$682	$1,173	$927	$67	$—	$86

	Pension Benefit			Other Postretirement
	Non-US Plan			Benefits US Plan
	Successor		Predecessor	Successor		Predecessor
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(In thousands)	2011	2010	2009	2011	2010	2009
Funded status of the plan:
Benefit obligation at end of the period	$4,827	$4,121		$461	$443
Fair value of plan assets at end of the period	3,053	2,906
Unfunded status of the plan at end of the period	$1,774	$1,215		$461	$443

Other current liabilities in consolidated balance sheets	$—	$—		$69	$70
Other long-term liabilities in consolidated balance sheets	1,774	1,215		392	373
Net amount recognized	$1,774	$1,215		$461	$443

Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$(682)	$—		$(67)	$—
Net amount recognized	$(682)	$—		$(67)	$—

Amounts expected to be recognized in net periodic pension cost in subsequent year	$—	$—		$—	$—

Weighted-average assumptions used to calculate net periodic pension cost:
Discount rate	5.00%	5.50%	7.00%	3.90%	5.90%	6.25%
Expected return on plan assets	7.50%	7.50%	7.50%	N/A	N/A	N/A
Compensation increase	3.50%	3.50%	3.50%	N/A	N/A	N/A
Initial trend	N/A	N/A	N/A	7.70%	7.80%	8.00%
Ultimate trend	N/A	N/A	N/A	4.50%	4.50%	4.50%
Year reaches ultimate trend	N/A	N/A	N/A	2028	2028	2028

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.50%	5.00%		3.45%	5.55%
Compensation increase	3.50%	3.50%		N/A	N/A
Initial trend	N/A	N/A		7.50%	7.70%
Ultimate trend	N/A	N/A		4.50%	4.50%
Year reaches ultimate trend	N/A	N/A		2028	2028

Assumed health care cost trend rates can have an effect on the amounts reported for the health care plan. A one-percentage-point increase in the assumed health care cost trend rates would not significantly impact service and interest costs or year-end obligations.

The Company expects to make cash contributions of approximately $9.9 million, $0.3 million, and $0.1 million to its funded and unfunded domestic defined benefit pension plans, non-US defined benefit pension plan, and other postretirement plan in 2012, respectively.

The Company expects to make the following benefit payments, which reflect expected future service:

Benefit Payments	Pension Benefit US Plans	Pension Benefit Non-US Plans	Other Postretirement Benefit US Plans
2012	$8,661	$114	$69
2013	6,989	119	66
2014	6,762	153	62
2015	7,415	179	57
2016	7,482	222	51
2017-2021	39,848	2,203	170

For the Company's pension plans, the percentages of fair value of plan assets by asset category as of the measurement date are as follows:

	Pension Benefit US Plans	Pension Benefit Non-US Plans
Percent of Assets by Category	2011	2011
Equity	62.60%	46.80%
Fixed income	37.40	32.62
Cash		20.58
Total	100.00%	100.00%

Percent of Assets by Category	2010	2010
Equity	77.33%	51.00%
Fixed income	22.67	36.20
Cash		12.80
Total	100.00%	100.00%

The Company's investment strategy for the pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits. The investment policy establishes a target allocation for each asset class.

The Company developed its expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans' assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. The Company's expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on the Company's investment strategy. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The target allocation of assets is as follows:

Percent of Target Assets by Category	Pension Benefit US Plans	Pension Benefit Non-US Plans
Equity	64.0%	50.0%
Fixed income	36.0	50.0
Total	100.0%	100.0%

The Company follows the accounting standards for fair value, whereas, fair value is a market-based measurement, not an entity-specific measurement. The Company's fair value measurements are based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company applies the three-tier value hierarchy, as described in Note 5, as follows: Level 1 valuations based on quoted prices for identical assets in active markets; Level 2 observable inputs other than those included in Level 1 such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and Level 3 unobservable inputs reflecting the Company's own assumptions, consistent with reasonably available assumptions made by other market participants.

The fair value hierarchy of the assets of the Company's pension benefit assets for US plans as of December 31, 2011 and 2010, by level is as follows:

Pension Benefit US Plans	December 31, 2011
(In thousands)	Level 1	Level 2	Level 3	Total
Equities	$41,563	$—	$—	$41,563
Fixed income	24,827			24,827
	$66,390	$—	$—	$66,390

Pension Benefit US Plans	December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Total
Equities	$—	$50,619	$—	$50,619
Fixed income		14,675		14,675
	$—	$65,294	$—	$65,294

The fair value hierarchy of the assets of the Company's pension benefit assets for Non-US plans as of December 31, 2011 and 2010, by level is as follows:

Pension Benefit Non-US Plans	December 31, 2011
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$628	$—	$—	$628
Equities		1,429		1,429
Fixed income		996		996
	$628	$2,425	$—	$3,053

Pension Benefit Non-US Plans	December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$371	$—	$—	$371
Equities		1,483		1,483
Fixed income		1,052		1,052
	$371	$2,535	$—	$2,906

Following is a description of the valuation methodologies used for assets measured at fair value:

Cash and Cash Equivalents — Carrying value approximates fair value. As such, these assets are classified as Level 1.

Equities — The values of individual equity securities were based on quoted prices in active markets. As such, these assets are classified as Level 1. In addition, the Company invests in certain equity funds that were valued based on observable inputs other than quoted prices included in Level 1. As such, these assets are classified as Level 2.

Fixed Income — The Company invests in certain fixed income funds that were priced on active markets and those assets are classified as Level 1. The Company also invests in certain fixed income funds that are valued based on observable inputs other than quoted prices included in Level 1. As such, these assets are classified as Level 2.

Deferred Compensation — The Company also maintains deferred compensation plans in which certain members of management may defer up to 100% of their total compensation through the date of their retirement. These plans were frozen prior to 2008, thus employees of the Company were not allowed to defer compensation into these plans for the 2008 plan year. Long-term liabilities on the consolidated balance sheets include balances related to these plans of $0.5 million and $0.6 million as of December 31, 2011 and 2010, respectively.

Defined Contribution Plans — The Company maintains 401(k) and other investment plans for eligible employees. In November 2008, the Company discontinued the employer matching contribution, therefore in the years ended December 31, 2011, 2010, and 2009 there were no expenses recorded related to these plans.

16.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	Succesesor
(In thousands)	December 31, 2011	December 31, 2010
Retirement plans (Note 15)	$71,742	$53,979
Deferred purchase commitment liability (Note 20)	16,669	23,128
Restructuring (Note 7)	536	597
Other	8,908	9,445
	$97,855	$87,149

17.	STOCKHOLDER'S EQUITY

Accumulated Other Comprehensive Loss — The components of accumulated other comprehensive loss were as follows:

	Successor						Predecessor
	December 31, 2011			December 31, 2010			December 31, 2009
(In thousands)	Gross	Tax	Net	Gross	Tax	Net	Gross	Tax	Net
Cumulative translation adjustments	$(364)	$143	$(221)	$—	$—	$—	$293	$(115)	$178
Defined benefit plans	(24,030)	9,468	(14,562)			—	(17,802)	7,012	(10,790)
	$(24,394)	$9,611	$(14,783)	$—	$—	$—	$(17,509)	$6,897	$(10,612)

18.	INTEREST EXPENSE, NET

Interest expense, net consists of the following:

	Successor	Predecessor
(In thousands)	2011	2010	2009
Payment-in-kind interest	$—	$157,411	$147,300
Interest cost	52,527	20,380	27,100
Amortization of long-term debt discounts	2,125	264	264
Amortization of deferred financing fees	5,147	5,574	6,081
Capitalized interest	(447)	(714)	(399)
Interest income	(23)	(42)	(155)
Unused commitment fees	785	1,943	2,153
Interest expense – net	$60,114	$184,816	$182,344

19.	RELATED PARTY TRANSACTIONS

As a result of the Plan, certain holders of the Predecessor Company's debt became equity holders of Vertis Holdings. In addition, the Successor Company entered into a new stockholders' agreement. The agreement gives shareholders certain rights, including, but not limited to, a right of first refusal on transfers of new common stock, tag-along rights, drag-along rights, preemptive rights and Board representation. The principle stockholders and their affiliates will not charge or receive any management fees from the Company or its subsidiaries.

Upon closing of the Successor Company's debt facilities certain fees were paid to lenders, who are also equity holders, as part of the transaction. The total capitalized fees amounted to $24.4 million, and are included in deferred financing costs on the consolidated balance sheet.

Prior to the reorganization discussed in Note 4, certain holders of the Company's debt were debt holders of the Company and equity holders of Vertis Holdings. As a result, certain equity holders received interest from the Company. In addition, the Company had management services agreements with its principal owners under which they agreed to provide the Company with consulting services on matters involving corporate finance, strategic corporate planning and other management skills and services. The annual fees payable to these parties under these agreements amounted to approximately $1.0 million. The payment of these fees was deferred until certain debt obligations were repaid, as defined in the agreement. There were no payments made in the twelve months ended December 31, 2009. On January 14, 2010, one of the principal owners bought the equity interest as well as certain debt instruments of another principal equity owner. As a result, the annual fees to be paid under these agreements were reduced to an annual amount of approximately $0.8 million for 2010 and beyond.

20.	COMMITMENTS AND CONTINGENCIES

In addition to the bankruptcy discussed in Note 4, the Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change and are not discounted. The Comprehensive Environmental Response, Compensation & Liability Act of 1980, as amended (“CERCLA”), provides for strict, and under certain circumstances, joint and several liability, for among other things, generators of hazardous substances disposed of at contaminated sites. The Company has been designated as a potentially responsible party (“PRP”) at a former hazardous waste treatment and storage facility, known as the Omega Chemical Corporation, that operated from 1976 to 1991 in the City of Whittier, California (the “Omega

Property”). Contamination at the Site is being addressed under CERCLA, and the Company is a part of the Omega Chemical Site PRP Organized Group or “OPOG” to undertake certain removal activities.

The Company does not currently believe it will incur material costs in the future in responding to conditions at the Omega Property; however, it is not possible at this time to determine the extent of any ultimate liability with respect to this site because neither the nature, the extent, nor the costs of remediation have been determined and the allocation percentages could change in the future.

From time to time, the Company's customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator. In addition, the Company may be party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company's consolidated financial condition, results of operations or cash flows.

The Company and certain of its vendors have multi-year contracts requiring the Company to purchase a portion of its raw materials to be used in its normal operations. In connection with such purchase agreements, the pricing for a portion of the Company's raw materials is adjusted for certain movements in market prices, changes in raw material costs and other specific price increases while purchase quantity levels are variable based upon certain contractual requirements and conditions. The Company is deferring certain contractual provisions over the life of the contracts, which are being recognized as the purchase commitments are achieved and the related inventory is sold. In connection with fresh-start reporting these deferred items were valued at their present values based on the expected cash flow.

The amount deferred at December 31, 2011 and 2010 was $16.7 million and $23.1 million, respectively. These amounts were included within other long-term liabilities in the Company's consolidated balance sheets. The undiscounted amount of these items was $19.3 million and $27.5 million as of December 31, 2011 and 2010, respectively.

The Company had outstanding unused letters of credit of $18.4 million at December 31, 2011.

******

Vertis, Inc.
and Subsidiaries

(Debtor and Debtor-in-Possession as of October
10, 2012)

Condensed Consolidated Financial Statements as of
September 30, 2012 and December 31, 2011 and for
the Nine Months Ended September 30, 2012 and
2011

VERTIS, INC. AND SUBSIDIARIES
(DEBTOR AND DEBTOR-IN-POSSESSION AS OF OCTOBER 10, 2012)

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets at September 30, 2012 (unaudited) and December 31, 2011	2

Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30 2012 and 2011	3

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011	4

Notes to Unaudited Condensed Consolidated Financial Statements	5–16

VERTIS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of October 10, 2012)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share and per share amounts

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$773	$125
Accounts receivable, net	143,726	148,381
Inventories	43,065	43,581
Deferred income taxes	17,303	16,922
Maintenance parts	15,568	15,313
Prepaid expenses and other current assets	8,694	6,304
Assets held for sale	6,158	2,558
Total current assets	235,287	233,184
PROPERTY, PLANT AND EQUIPMENT, Net	352,293	382,051
OTHER INTANGIBLE ASSETS, Net	229,765	240,909
DEFERRED FINANCING COSTS, Net	15,646	19,526
OTHER ASSETS, Net	9,686	9,545
TOTAL ASSETS	$842,677	$885,215

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$117,631	$150,813
Compensation and benefits payable	33,364	33,751
Accrued interest	884	11,535
Current portion of long-term debt	487,753	378,806
Other current liabilities	20,450	24,814
Total current liabilities	660,082	599,719
DUE FROM PARENT	(463)	(326)
LONG-TERM DEBT	113	439
DEFERRED INCOME TAXES	90,396	114,102
OTHER LONG-TERM LIABILITIES	88,712	97,855
Total liabilities	838,840	811,789

COMMITMENTS AND CONTINGENCIES (see Note 13)

STOCKHOLDER'S EQUITY:
Common stock - authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	350,945	350,945
Accumulated deficit	(332,952)	(262,736)
Accumulated other comprehensive loss	(14,156)	(14,783)
Total stockholder's equity	3,837	73,426

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$842,677	$885,215

See notes to unaudited condensed consolidated financial statements.

2

VERTIS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of October 10, 2012)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands

Nine Months Ended September 30	2012	2011

REVENUE	$779,909	$855,920

OPERATING EXPENSES:
Costs of production	671,873	705,374
Selling, general and administrative	94,108	85,399
Restructuring charges	8,521	7,612
Impairment charges	4,433
Depreciation and amortization	45,163	54,196

Total operating expenses	824,098	852,581

OPERATING (LOSS) INCOME	(44,189)	3,339

OTHER EXPENSES:
Interest expense, net	50,415	45,264

Total other expenses	50,415	45,264

LOSS BEFORE INCOME TAX BENEFIT	(94,604)	(41,925)

INCOME TAX BENEFIT	(24,388)	(16,321)

LOSS FROM CONTINUING OPERATIONS	(70,216)	(25,604)

DISCONTINUED OPERATIONS:
Gain from discontinued operations		892

NET LOSS	$(70,216)	$(24,712)

See notes to unaudited condensed consolidated financial statements.

3

VERTIS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of October 10, 2012)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands

Nine Months Ended September 30	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70,216)	$(24,712)
Adjustments for discontinued operations		(892)
Net loss from continuing operations	(70,216)	(25,604)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	45,163	54,196
Interest paid-in-kind	32,259
Amortization of deferred financing costs	3,880	3,854
Accretion of long-term debt discount	1,594	1,594
Long-lived asset impairment	4,433
Provision for deferred taxes	(24,495)	(16,519)
Other, net	825	3,145
Changes in operating assets and liabilities:
Decrease in accounts receivable	4,739	15,475
Decrease (increase) in inventories	445	(4,807)
(Increase) decrease in prepaid expenses and other assets	(2,749)	975
(Decrease) increase in accrued interest	(3,822)	11,772
(Decrease) increase in accounts payable	(34,770)	34,708
Decrease in other liabilities	(13,067)	(24,535)
Net cash (used in) provided by continuing operating activities	(55,781)	54,254

Net gain from discontinued operations		892
Change in net assets of discontinued operations held for sale		(12)
Net cash provided by discontinued operations		880
Net cash (used in) provided by operating activities	(55,781)	55,134

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,945)	(21,816)
Software development costs capitalized	(1,074)	(1,547)
Proceeds from sale of property, plant and equipment	1,929	3,479
Investing activities of discontinued operations		(27)
Net cash used in investing activities	(11,090)	(19,911)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	517,075	318,100
Repayments under revolving credit facility	(448,484)	(321,650)
Repayments under term loan facility		(32,125)
Deferred financing costs paid		(283)
Repayments of capital lease obligations	(652)	(605)
Advances to parent	(389)	(454)
Net cash provided by (used in) financing activities	67,550	(37,017)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(31)	(425)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	648	(2,219)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	125	2,424
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$773	$205

See notes to unaudited condensed consolidated financial statements.

4

VERTIS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of October 10, 2012)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Vertis, Inc. (the “Company”) is a wholly-owned subsidiary of Vertis Holdings, Inc., (“Vertis Holdings”). The Company is a printer of advertising inserts, newspaper products and direct mail services in the United States.

The accompanying condensed consolidated financial statements of Vertis, Inc. and subsidiaries (together, the “Company”) as of September 30, 2012 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The financial statements include all normal and recurring adjustments that management of the Company considers necessary for the fair presentation of its financial position and operating results. The operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2011. The Company has continued to follow the accounting policies set forth in those consolidated financial statements.

Certain amounts for prior periods have been reclassified to conform to the current period presentation reflecting discontinued operations (see Note 3).

The Company has evaluated all subsequent events that occurred after the balance sheet date and through March 4, 2013, the date that the condensed consolidated financial statements were available to be issued.

2.	GOING CONCERN AND PLAN OF REORGANIZATION

There is substantial doubt about the Company's ability to continue as a going concern. The Company's current bankruptcy filing, described below and its impact on the Company's ability to satisfy certain of its financial covenants, as described below, are indicative of this uncertainty. The Company's primary sources of financing were the term loan facility and the revolving credit facility (both as defined in Note 8, collectively the “Facilities”), which were set to mature in 2016 and 2015, respectively. On March 30, 2012, the Company reached agreement with a majority of its term loan lenders and 100% of its revolving credit facility lenders (collectively, the “Lenders”) with respect to the Lenders forbearance from exercising remedies related to certain specified defaults under the Facilities. These forbearance agreements (the “Agreements”) closed on April 2, 2012. Pursuant to the Agreements, the Lenders agreed to forbear from exercising remedies with respect to certain defaults under the Facilities until June 30, 2013. In addition, the Agreements contained certain covenants and limits on the Company's cash flows, including capital expenditures and restructuring costs; required the Company to maintain certain minimum availability on its revolving credit facility; increased reporting requirements to the Lenders; required the appointment of an additional officer to assist the Company in the matters discussed below; and established restructuring milestones during the forbearance period.

To preserve the Company as a going concern and strengthen the Company's business, management explored various alternatives, including effectuating a strategic merger or divestiture(s), and/or amendments to the Facilities. On October 10, 2012 Vertis Holdings, Inc. executed an agreement with Quad/Graphics, Inc. (“Quad /Graphics”) in which Quad/Graphics will acquire substantially all of the assets comprising the Company's businesses for $258.5 million, which includes the payment of approximately $88.5 million for current assets that are in excess of normalized working capital requirements. To facilitate the intended sale, Vertis Holdings, along with certain of

5

its direct and indirect subsidiaries, filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”) and, at the same time, filed documents seeking the Delaware Bankruptcy Court's approval of the proposed sale to Quad/Graphics. The Company has the support of its lenders with respect to the sale to Quad/Graphics.

As part of the sale through the Chapter 11 Case, the Company and its advisors were prepared to evaluate any competing bids that may have been submitted in order to ensure it received the highest and best offer for its assets. The agreement with Quad/Graphics comprised the initial stalking horse bid in the Court-supervised auction process under Section 363 of the Bankruptcy Code. On November 26, 2012, Vertis Holdings filed a notice with the U.S. Bankruptcy Court naming Quad/Graphics as the successful bidder. On December 6, 2012, the U.S. Bankruptcy Court approved the sale agreement with Vertis Holdings. The acquisition was completed on January 16, 2013.

Vertis Holdings operated its business as usual until the sale closed and obtained $150 million in debtor-in-possession financing from a group of lenders led by GE Capital, Restructuring Finance to ensure it is able to meet its financial obligations throughout the Chapter 11 cases. The $150 million in debtor-in-possession financing was paid off upon completion of the acquisition on January 16, 2013. Vertis Holdings also has filed a series of first day motions seeking authority to continue paying employee wages and benefits; honoring media prepayments, postage deposits and other commitments under existing client programs; and otherwise managing its day-to-day operations and serving its clients as usual. Vertis Holdings expects to pay suppliers in the normal course for all goods and services delivered after October 10, 2012. Payment for goods and services delivered prior to the filing will be addressed by the Company through the Chapter 11 Case.

While management has completed the asset sale as described above, there are doubts about the Company's ability to continue as a going concern, and thus, the Company's ability to realize its assets or satisfy its liabilities in the normal course of business. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company's condensed consolidated financial statements do not include any adjustments that might result from this uncertainty.

3.	DISCONTINUED OPERATIONS

On November 30, 2011, the Company entered into an agreement to sell Webcraft Chemicals, an indirect wholly owned subsidiary of the Company. The sale included substantially all of the assets of Webcraft Chemicals located in Newark, New Jersey, as well as the receivables, inventory and payables, customer list, certain employees and all intellectual property related to the business. The Company retained ownership of the land and building and entered into a lease agreement with the buyer for the building.

The Company received proceeds of $11.0 million from the sale and recorded a loss on the sale of $3.3 million, which was included in loss from discontinued operations in the consolidated statements of operations for the year ended December 31, 2011. The results of Webcraft Chemicals have been accounted for as discontinued operations. These results are included in gain from discontinued operations on the condensed consolidated statements of operations. For the nine months ended September 30, 2011 revenue for this business was $12.3 million. The gain from discontinued operations was $0.9 million for the nine months ended September 30, 2011.

The Company had $6.2 million and $2.6 million related to other idled facilities that were held for sale as of September 30, 2012 and December 31, 2011, respectively. The Company recognized an impairment loss of $4.4 million relating to one of these facilities during the nine months ended September 30, 2012.

6

4.	RESTRUCTURING CHARGES

Restructuring charges recorded by the Company consisted of severance and employee related costs and facility costs primarily related to the consolidation of facilities, reducing duplicative positions and the consolidation of administrative functions as part of the Company's ongoing efforts to reduce its cost base.

In the nine months ended September 30, 2012, the Company expensed approximately $8.5 million in restructuring costs. Of this amount, approximately $3.8 million was related to the implementation of various cost savings initiatives as a result of consolidating and realigning several production and selling, general and administrative functions as well as the consolidation of the corporate offices. These actions included the termination of approximately 231 employees. In addition, the restructuring costs included $1.0 million for professional fees related to certain exit costs. In the nine months ended September 30, 2012, the corporate office was consolidated resulting in a charge of approximately $0.9 million, three facility closures were recorded, including one Packaging facility in the amount of $0.4 million and the termination of approximately 25 employees, one Premedia facility in the amount of $0.3 million and the termination of approximately 10 employees and one sales office amounting to $0.2 million and the termination of 6 employees. Two facilities were downsized in the nine months ended September 30, 2012 including one Inserts facility and one Premedia facility in the amount of $0.2 million and the termination of approximately 47 employees. The remaining $1.7 million of restructuring costs recorded in the nine months ended September 30, 2012 related to prior restructuring programs that could not be accrued previously.

In the nine months ended September 30, 2011, the Company expensed approximately $7.6 million in restructuring costs. Of this amount, approximately $4.7 million was for severance and related costs in the terminations of approximately 136 employees in connection with the implementation of various cost savings initiatives as a result of consolidating and realigning several production and selling, general and administrative functions. In addition, the restructuring costs included $0.5 million for professional fees related to certain exit costs and $0.4 million related to the closure of a Premedia facility resulting in the termination of 11 additional employees. The remaining restructuring costs incurred in the nine months ended September 30, 2011 related to expenses associated with prior restructuring programs that could not be accrued previously and changes in prior assumptions in the amount of $1.9 million and an inventory write-off in the amount of $0.1 million.

The Company is continuously evaluating the need to implement restructuring programs to rationalize its costs and improve operating efficiency. During the remainder of 2012, the Company anticipates incurring additional restructuring costs in an on-going effort to achieve these objectives.

7

The significant components of restructuring charges were as follows:

(In thousands)	Severance and Related Costs	Asset Write-off and Disposal Costs	Facility Closing Costs	Other Costs	Total
Balance at January 1, 2011	$795	$—	$1,976	$—	$2,771
Restructuring charges in the nine months ended September 2011	4,693	3	2,465	451	7,612
Restructuring payments and asset write-downs in the nine months ended September 2011	(3,068)		(3,482)	(451)	(7,001)
Other adjustments in the nine months ended September 2011	19	(3)	(160)		(144)
Balance at September 30, 2011	$2,439	$—	$799	$—	$3,238

Balance at January 1, 2012	$5,133	$—	$750	$—	$5,883
Restructuring charges in the nine months ended September 2012	3,574	112	3,866	969	8,521
Restructuring payments and asset write-downs in the nine months ended September 2012	(7,167)	(112)	(3,623)	(989)	(11,891)
Other adjustments in the nine months ended September 2012	(9)		76		67
Balance at September 30, 2012	$1,531	$—	$1,069	$(20)	$2,580

The Company expects to pay approximately $2.1 million of the accrued restructuring costs during the next twelve months, and the remainder, approximately $0.5 million, by 2015. The portion of this accrual attributable to facility closing costs is recorded net of estimated sublease income at its present value. Actual future cash requirements may differ from the accrual, particularly if actual sublease income differs from current estimates.

5.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

(In thousands)	September 30, 2012	December 31, 2011
Trade – billed	$128,626	$134,542
Trade – unbilled	12,141	13,761
Other receivables	7,848	5,337
	148,615	153,640
Allowance for doubtful accounts	(4,889)	(5,259)
	$143,726	$148,381

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6.	INVENTORIES

Inventories consisted of the following:

(In thousands)	September 30, 2012	December 31, 2011
Paper	$24,125	$26,446
Ink and chemicals	1,677	1,699
Work in process	1,971	4,006
Finished goods	11,713	7,301
Other	3,579	4,129
	$43,065	$43,581

7.	OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following:

(In thousands)	Estimated Useful Life (Years)	September 30, 2012	December 31, 2011
Gross:
Customer base	2 to 20	$255,769	255,769
Accumulated amortization:		(26,004)	(14,860)
Customer base		$229,765	$240,909

In the year ended December 31, 2011, a noncash charge of $32.6 million to reflect the impairment of the trade name in each of the Company's reporting units was recorded. The Company recorded no impairment in the nine months ended September 30, 2012 or 2011. The Company recorded amortization of the other identified intangibles of $11.1 million and $8.7 million in the nine months ended September 30, 2012 and 2011, respectively. Scheduled amortization expense for the Company's intangible assets as of September 30, 2012 is:

(In thousands)
2012 (October 1 – December 31)	$3,716
2013	14,780
2014	14,700
2015	14,700
2016	14,700
Thereafter	167,169

8.	LONG–TERM DEBT

Long-term debt consisted of the following in the order of priority:

(In thousands)	September 30, 2012	December 31, 2011
Senior secured revolving credit facility	$68,591
Term loan facility	418,682	$378,000
Capital leases	593	1,245
	487,866	379,245
Current portion	(487,753)	(378,806)
	$113	$439

9

The above balances as of September 30, 2012 and December 31, 2011 do not include accrued interest payable in the amount of $0.9 million and $11.5 million, respectively. These amounts are recorded in accrued interest in the condensed consolidated balance sheets.

Debtor-in-Possession Financing

On October 10, 2012, Vertis Holdings and certain of our subsidiaries (the “Subsidiary Guarantors”) entered into a $150 million Senior Secured Priming and Superpriority Debtor-In-Possession Credit Agreement (the “DIP Credit Facility”) with General Electric Capital Corporation as Agent, Swing Line Lender and Lender (as such terms are defined therein), GE Capital Markets, Inc. as Lead Arranger and Book-Running Manager, Bank of America, N.A. as Co-Lead Arranger, Co-Book Running Manager and Syndication Agent and Wells Fargo Capital Finance, LLC as Documentation Agent and the other Credit Parties and Lenders named therein. The Revolving Credit Facility provides for the issuance of up to $25 million in letters of credit and $25 million in swing line loans as sub-limits.

The maximum availability under the DIP Credit Facility is $150 million, limited to a borrowing base calculated as follows: the sum of (i) up to 85% of our eligible receivables and the Subsidiary Guarantors' eligible receivables and (ii) the lesser of (a) 50% of our eligible unbilled receivables and (b) $5,000,000, plus up to the lesser of (i) 85% of the net orderly liquidation value of our eligible inventory or (ii) the sum of (a) 75% of our eligible inventory consisting of raw materials and finished goods and (b) 65% of our eligible in-transit inventory, plus the lesser of (i) $10,000,000 or (ii) the sum of (a) an additional 5% of our eligible receivables and (b) 60% of our eligible unbilled receivables, if any, that are in excess of the amounts calculated previously, being the “Additional Availability Amount”, less any applicable reserves established by the Agent (as defined therein).

The DIP Credit Facility includes the following financial covenants: (i) excess borrowing availability at all times of at least $1,500,000 (ii) minimum cumulative aggregate net cash flow shall not be more than the less restrictive of (x) 25% and (y) $6,500,000 less than, the cumulative amounts for such period set forth in the Approved Budget (iii) maximum trailing four-week aggregate disbursements shall not be more than 7.5% more than the cumulative amounts for such period set forth in the Approved Budget, and (iv) Capital Expenditures during the period of the agreement may not exceed $5 million.

The interest rate on the DIP Credit Facility is comprised of an underlying rate and an applicable margin of 3.75% for Index Rate Loans or 4.75% for Libor Rate Loans. The underlying rate to which the applicable margin is applied is based on either (a) the floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States, the federal funds rate plus a margin of 1.0% and the sum of (i) the London InterBank Offered Rate (“LIBOR”) rate for a LIBOR Period of three (3) months as it appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two (2) Business Days prior to such day, plus (ii) the excess of the applicable revolver LIBOR margin over the applicable revolver index margin, in each instance, as of such day, or (b) so long as no event of default under the Revolving Credit Facility exists, the offered rate for deposits in United States Dollars for the applicable LIBOR period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time), on the second full LIBOR business day next preceding the first day of such LIBOR period divided by a number equal to 1.0 minus the aggregate of the rates of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period for Eurocurrency funding that are required to be maintained by a member bank of the Federal Reserve System. As of September 30, 2012, the interest rate for the DIP Credit Facility, as determined by the Agreements, was 7.0%.

The DIP Credit Facility is secured by a lien on substantially all of our assets and the assets of the Subsidiary Guarantors with a first priority lien on current assets and a second priority lien on fixed assets and intellectual property. The DIP Credit Facility was completely retired from the proceeds of the sale on January 16, 2013.

10

Forbearance Agreements

On March 30, 2012, the Company reached agreement with a majority of its term loan lenders and 100% of its revolving credit facility lenders (collectively, the “Lenders”) with respect to the Lenders forbearance from exercising remedies related to certain specified defaults under the revolving credit facility and the term loan facility. These forbearance agreements (the “Agreements”) closed on April 2, 2012. Pursuant to the Agreements, the Lenders have agreed to forbear from exercising remedies with respect to certain defaults under the Facilities until June 30, 2013. In addition, the Agreements contained certain covenants and limits on the Company's cash flows, including capital expenditures and restructuring costs; required the Company to maintain certain minimum availability on its revolving credit facility; increased reporting requirements to the Lenders; required the appointment of an additional officer to assist the Company in certain matters and establishes restructuring milestones during the forbearance period.

The Agreements deferred cash interest payments and quarterly amortization payments on the term loan facility, which had the effect of providing the Company with increased liquidity. Interest continues to accrue on the Facilities at a rate that is 200 basis points higher than the interest rate prior to executing the Agreements (7.0% and 13.75% inclusive of the 200 basis points as of September 30, 2012 for the revolving credit facility and term loan facility, respectively). There is no assurance that future amendments will be executed.

At September 30, 2012 and December 31, 2011, outstanding amounts under the Facilities are classified as current liabilities due to the Company's Chapter 11 Case. The $113,000 and $439,000 classified as long-term debt as of September 30, 2012 and December 31, 2011, respectively, relates to capital lease obligations due in the fourth quarter of 2013 or later.

Senior Secured Revolving Credit Facility

Upon consummation of the Company's plan of reorganization, on December 20, 2010, Vertis Holdings and certain of its subsidiaries (the “Subsidiary Guarantors”) entered into a $175 million Senior Secured Credit Agreement (the “Revolving Credit Facility”) with General Electric Capital Corporation as Agent, Swing Line Lender and Lender (as such terms are defined therein), GE Capital Markets, Inc. as Lead Arranger and Book-Running Manager, Bank of America, N.A. as Co-Lead Arranger, Co-Book Running Manager and Syndication Agent and Wells Fargo Capital Finance, LLC as Documentation Agent and the other Credit Parties and Lenders named therein. The Revolving Credit Facility provides for the issuance of up to $35 million in letters of credit and $35 million in swing line loans as sub-limits.

The maximum availability under the Revolving Credit Facility is $175 million, limited to a borrowing base calculated as follows: the sum of (i) up to 85% of the Company's eligible receivables and the Subsidiary Guarantors' eligible receivables and (ii) the lesser of (a) 50% of eligible unbilled receivables and (b) $5,000,000, plus up to the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) the sum of (a) 75% of eligible inventory consisting of raw materials and finished goods and (b) 65% of eligible in-transit inventory, plus the lesser of (i) $25,000,000 or (ii) the sum of (a) an additional 5% of eligible receivables and (b) 60% of eligible unbilled receivables, if any, that are in excess of the amounts calculated previously, being the “Additional Availability Amount”, less at any time the borrowing base availability is less than $35 million, a block in the amount equal to the Additional Availability Amount, less any applicable reserves established by the Agent (as defined therein).

As a result of the forbearance agreement discussed herein, the borrowing base is calculated as follows: the sum of (i) up to 85% of the Company's eligible receivables and the Subsidiary Guarantors' eligible receivables and (ii) the lesser of (a) 50% of eligible unbilled receivables and (b) $5,000,000, plus up to the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) the sum of (a) 75% of eligible inventory consisting of raw materials and finished goods and (b) 65% of eligible in-transit inventory, plus the lesser of (i) $10,000,000 or (ii) the sum of (a) an additional 5% of eligible receivables and (b) 60% of eligible unbilled receivables, if any, that are in excess of the amounts calculated previously, being the “Additional Availability Amount”.

11

As of September 30, 2012, the Revolving Credit Facility had outstanding borrowings in the amount of $68.6 million with $15.6 million in outstanding letters of credit and additional borrowing availability of $33.5 million.

The Revolving Credit Facility includes a minimum fixed charge coverage ratio covenant to be applicable on a consolidated basis, including subsidiaries, immediately upon either (i) borrowing availability is less than $40 million on a 10 day moving average basis (ii) borrowing availability is less than $35 million for three consecutive business days or (iii) borrowing availability is less than $10 million at any time. The covenant shall cease to be applicable upon (i) borrowing availability is greater than or equal to $40 million on a 10 day moving average basis and (ii) borrowing availability is equal to or greater than $35 million at all times, in each case for a period of 60 consecutive days. As of September 30, 2012, this minimum fixed charge coverage ratio covenant was not applicable to the Revolving Credit Facility.

The interest rate on the Revolving Credit Facility is subject to a pricing grid, whereas the applicable margins are determined by revolver usage. The underlying rate to which the applicable margin is applied is based on either (a) the floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States, the federal funds rate plus a margin of 1.0% and the sum of (i) the London InterBank Offered Rate (“LIBOR”) rate for a LIBOR Period of three (3) months as it appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two (2) Business Days prior to such day, plus (ii) the excess of the applicable revolver LIBOR margin over the applicable revolver index margin, in each instance, as of such day, or (b) so long as no event of default under the Revolving Credit Facility exists, the offered rate for deposits in United States Dollars for the applicable LIBOR period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time), on the second full LIBOR business day next preceding the first day of such LIBOR period. As of September 30, 2012, the interest rate for the Revolving Credit Facility, as determined by the Agreements, was 7.00%.

The Revolving Credit Facility is secured by a lien on substantially all of our assets and the assets of the Subsidiary Guarantors with a first priority lien on current assets and a second priority lien on fixed assets and intellectual property. See Note 2 for further discussion of projected covenant compliance.

Term Loan Facility

Also upon consummation of the Company's plan of reorganization, on December 20, 2010, Vertis Holdings and the Subsidiary Guarantors entered into a Term Loan Credit Agreement (the “Term Loan Facility”) with Morgan Stanley Senior Funding, Inc. as Administrative Agent, Sole Lead Arranger, Sole Book Runner and Sole Syndication Agent and Morgan Stanley & Co. Incorporate as Collateral Agent and the other financial institutions party thereto as lenders in an aggregate principal amount of approximately $425 million. The Term Loan Facility was scheduled to mature on December 20, 2015 prior to matters discussed in Note 2.

The Term Loan Facility provides for a maximum capital expenditure covenant, a maximum leverage ratio and a fixed charge coverage ratio. Additionally, the Term Loan Facility includes customary covenants including limitations on dividends, and redemptions and repurchases of, equity interests and other restricted payments, prepayments (the prepayment fee on the Term Loan Facility is 3% during year one, 2% during year two, and 1% during year three), redemptions and repurchases of indebtedness, liens, indebtedness guarantees, mergers, acquisitions and asset sales. The Company is obligated to prepay a portion of the outstanding principal amount of the term loans in an amount equal to 50.0% of the excess cash flow if the leverage ratio is greater than 2.00:1.00, 25.0% of the excess cash flow if the leverage ratio is less than or equal to 2.00:1.00 and greater than 1.50:1.00, or 0.0% of the excess cash flow if the leverage ratio is less than or equal to 1.50:1.00, (as defined therein) for the immediately preceding fiscal year, commencing April 29, 2012.

The interest rate applicable to the Term Loan Facility is equal to either, the rate appearing on the Bloomberg screen displaying British Bankers' Association Interest Settlement Rates at approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (subject to a floor of 2.0%) plus a

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margin of 9.75% or an alternate base rate plus a margin of 8.75% (the alternate base rate is the higher of the prime rate, federal funds rate plus a margin of 0.5%, and the Adjusted LIBOR Rate for an interest period of one month in effect on such day plus 1%). As of September 30, 2012, the interest rate for the Term Loan Facility, as determined by the Agreements, was 13.75%.

The Term Loan Facility is secured by a lien on substantially all of the Company's assets and the assets of the Subsidiary Guarantors with a first priority lien on fixed assets and intellectual property and a second priority lien on current assets. See Note 2 for further discussion of projected covenant compliance.

9.	RETIREMENT PLANS

The following table provides the components of net periodic benefit cost for the Company's defined benefit plans, including pension and supplemental executive retirement plans, for the nine months ended September 30, 2012 and 2011.

	Nine Months Ended
	September 30,
(In thousands)	2012	2011
Service cost	$505	$509
Interest cost	4,149	4,540
Expected return on plan assets	(4,184)	(3,463)
Amortization of actuarial loss	606
Net periodic benefit cost	$1,076	$1,586

The net periodic benefit cost for the Company's non-U.S. pension plan for the nine months ended September 30, 2012 and 2011 was approximately $0.2 million and $0.2 million. The net periodic benefit cost for the Company's other post-retirement plan for the nine months ended September 30, 2012 and 2011 was approximately $19,000 and $17,000, respectively.

The Company made contributions of approximately $6.1 million, $234,000, and $51,000 to its funded and unfunded domestic defined benefit pension plans, non-US defined benefit pension plan and other post-retirement plan, respectively, in the nine months ended September 30, 2012. In total, the Company expects to contribute approximately $9.9 million, $0.3 million, and $0.1 million to its funded and unfunded domestic defined benefit pension plans, non-US defined benefit pension plan and other post-retirement plan, respectively, for the year ending December 31, 2012.

10.	FAIR VALUE

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The principal market, as prescribed by ASC 820, is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. ASC 820 clarifies that fair value should be based on assumptions market

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participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data.

Where observable prices or inputs are not available, valuation models are used (i.e., Black‑Scholes or a binomial model).

ASC 820 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of September 30, 2012, the Term Loan Facility and Revolving Credit Facility, had balances of $418.7 million and $68.6 million, respectively. At December 31, 2011, the Term Loan Facility and the Revolving Credit Facility had balances of $378 million and $0 million, respectively. The fair value of the Term Loan and Revolving Credit Facilities as of September 30, 2012 and December 31, 2011 could not be determined based upon the events described in Note 2 of these condensed consolidated financial statements.

11.	INTEREST EXPENSE, NET

Interest expense, net consists of the following:

	Nine Months Ended
	September 30,
(In thousands)	2012	2011
Interest cost	$44,504	$39,625
Amortization of deferred financing costs	3,880	3,854
Amortization of long-term debt discounts	1,594	1,594
Capitalized interest	(105)	(388)
Unused commitment fees	573	596
Interest income	(31)	(17)
	$50,415	$45,264

The Company made interest payments of $14.4 million and $25.9 million in the nine months ended September 30, 2012 and 2011, respectively. Of the $44.5 million in interest cost for the nine months ended September 30, 2012, $33.1 million represents payment-in-kind (“PIK”) interest and other non-cash interest. The Company did not incur PIK interest in the nine months ended September 30, 2011 based upon its debt arrangements. PIK interest results in an increase to the outstanding principle balance of our term loan facility.

12.	INCOME TAXES

Vertis Holdings, Inc. files a consolidated federal income tax return with all of its subsidiaries including the Company. The Company or one of its subsidiaries also files income tax returns in various state and foreign jurisdictions. The Internal Revenue Service completed examinations of Vertis Holdings' U.S. income tax returns through 2003. Due to the statute of limitations the federal and state income tax returns filed for those years for Vertis Holdings, Inc. and subsidiaries existing during that time are no longer subject to examination by the tax authorities.

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In accordance with ASC 805, the preliminary allocation of the reorganization value is subject to additional adjustment for up to one year after emergence from bankruptcy. This period provides the Company with the time to complete the valuation of the various attributes as a result of the Plan. During 2011, the Company recorded adjustments to the allocation of the reorganization value, including a related adjustment to deferred tax.

During both the nine months ended September 30, 2012 and 2011 the Company recorded no changes in unrecognized tax positions under ASC 740-10-55. The Company recognizes interest and penalties accrued related to unrecognized tax positions as income tax expense.

The Company currently is not under examination for income taxes in any jurisdiction.

Of the net income tax benefit of $24.4 million for the nine months ended September 30, 2012, $39.0 million relates to current losses, partially offset by $14.6 million relating to changes in attributes. No valuation allowance is expected for the year ending December 31, 2012. The income tax benefit of $16.3 million for the nine months ended September 30, 2011 was primarily related to current losses.

13.	COMMITMENTS AND CONTINGENCIES

The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change and are not discounted. The Comprehensive Environmental Response, Compensation & Liability Act of 1980, as amended (“CERCLA”), provides for strict, and under certain circumstances, joint and several liability, for among other things, generators of hazardous substances disposed of at contaminated sites. The Company has been designated as a potentially responsible party (“PRP”) at a former hazardous waste treatment and storage facility, known as the Omega Chemical Corporation, that operated from 1976 to 1991 in the City of Whittier, California (the “Omega Property”). Contamination at the site is being addressed under CERCLA, and the Company is a part of the Omega Chemical Site PRP Organized Group or “OPOG” to undertake certain removal activities.

The Company does not currently believe it will incur material costs in the future in responding to conditions at the Omega Property; however, it is not possible at this time to determine the extent of any ultimate liability with respect to this site because neither the nature, the extent, nor the costs of remediation have been determined, and the allocation percentages could change in the future.

From time to time, the Company's customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator. In addition, the Company may be party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company's consolidated financial condition, results of operations or cash flows.

The Company and certain of its vendors have multi-year contracts requiring the Company to purchase a portion of its raw materials to be used in its normal operations. In connection with such purchase agreements, the pricing for a portion of the Company's raw materials is adjusted for certain movements in market prices, changes in raw material costs and other specific price increases while purchase quantity levels are variable based upon certain contractual requirements and conditions. The Company is deferring certain contractual provisions over the life of the contracts, which are being recognized as the purchase commitments are achieved and the related inventory is sold. In connection with fresh-start reporting these deferred items were valued at their present values based on the expected cash flow. The amount deferred at September 30, 2012 and December 31, 2011 was $15.3 million and $16.7 million, respectively. These amounts were included within other long-term liabilities in the Company's condensed consolidated balance sheets. The undiscounted amount of these items was $17.4 million and $19.3 million as of September 30, 2012 and December 31, 2011, respectively.

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The Company had outstanding letters of credit of $15.6 million at September 30, 2012.

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